Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Filed by a party other than the Registrant  ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement – 2017 Annual Meeting of Shareholders
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12
TEAM, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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13131 Dairy Ashford
Sugar Land, Texas 77478
(281) 331-6154
Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

April 12, 2017
To Our Shareholders:
On behalf of our Board of Directors, it is my pleasure to invite you to attend the 2017 Annual Meeting of Shareholders of Team, Inc. The Annual Meeting will be held on Thursday, May 18, 2017, at 3:00 p.m., local time, at our headquarters located at 13131 Dairy Ashford, Sugar Land, Texas 77478. A notice of the meeting, a Proxy Statement and a proxy card containing information about the matters to be voted upon are enclosed.
In addition to the Proxy Statement, you should have also received a copy of our Annual Report on Form 10-K for the twelve months ended December 31, 2016. We encourage you to read the Form 10-K. It includes information about our operations as well as our audited, consolidated financial statements. If you did not receive a copy of our 2016 Annual Report on Form 10-K, it, along with this Proxy Statement, are available on our website at www.teaminc.com/proxy2017, under the “Investors” page.
Please use this opportunity to take part in the affairs of our company by voting on the business to come before this meeting. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or vote electronically via the Internet or by telephone. See “About the Annual Meeting—How do I vote by proxy?” in the Proxy Statement for more details. Instructions for each type of voting are included with the instructions on your proxy card and the Notice of Internet Availability of Proxy Materials. Returning the proxy card or voting electronically does not deprive you of your right to attend the meeting and to vote your shares in person for the matters to be acted upon at the meeting. However, if your shares are held through a broker or other nominee, you must obtain a legal proxy from the record holder of your shares in order to vote at the meeting.

Sincerely,

Chairman of the Board of Directors
Important Notice Regarding the Availability of Proxy Materials for the 2017 Annual Meeting.
Our Proxy Statement and Annual Report on Form 10-K are available at
www.teaminc.com/proxy2017, under the “Investors” page

TEAM, INC.
13131 Dairy Ashford
Sugar Land, Texas 77478

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	3:00 p.m., local time, on Thursday, May 18, 2017

Location:	Team, Inc.
13131 Dairy Ashford
Sugar Land, Texas 77478

Items of Business:	•	Proposal One—Election of three (3) nominees named in the Proxy Statement as Class I directors to serve a three-year term;

	•	Proposal Two—Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2017;

	•	Proposal Three—Advisory vote on Named Executive Officer compensation;

	•	Proposal Four—Advisory vote on frequency of holding future advisory votes on Named Executive Officer compensation;

	•	Proposal Five—Approval of the Team, Inc. Executive Incentive Compensation Plan; and

	•	Such other business as may properly come before the meeting, or any adjournment thereof.

Documents:
We have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a Proxy Statement, a proxy card and our 2016 Annual Report and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement and our 2016 Annual Report on Form 10-K are available at www.teaminc.com/proxy2017, under the “Investors” page. Our 2016 Annual Report, including our Form 10-K does not form a part of the material for the solicitation of proxies.

Record Date:
The shareholders of record of our Common Stock as of the close of business on Friday, April 7, 2017, will be entitled to vote at the Annual Meeting of Shareholders, or any adjournment thereof. A complete list of shareholders of record of our Common Stock entitled to vote at the Annual Meeting of Shareholders will be maintained in our principal executive offices at 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478 for ten days prior to the Annual Meeting and will also be available at the Annual Meeting.

Proxy Voting:	It is important that your shares be represented and voted at the Annual Meeting of Shareholders. You can vote your shares in one of four ways:
(1) By Mail—fully complete, sign, date and return the proxy card in the enclosed, postage paid envelope.
(2) By Internet—visit the website listed on your proxy card and follow the instructions.
(3) By Telephone—call the telephone number on your proxy card and follow the instructions.
(4) In Person—attend the Annual Meeting to vote in person. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement.
YOUR VOTE IS IMPORTANT.
PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY.

Page
General	1
About the Annual Meeting	1
Proposal One—Election of Directors	5
Proposal Two—Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017	6
Proposal Three—Advisory vote on Named Executive Officer compensation	7
Proposal Four—Advisory vote on frequency of holding future advisory votes on Named Executive Officer compensation	8
Proposal Five—Approval of the amended and restated Team, Inc. Executive Incentive Compensation Plan	9
Corporate Governance	11
The Board of Directors and Its Committees	15
Compensation of Directors	19
Executive Officers	20
Compensation Committee Report	21
Compensation Discussion and Analysis	22
Executive Compensation and Other Matters	31
Summary Compensation Table	31
Grants of Plan-Based Awards	32
Outstanding Equity Awards at 2016 Year-End	33
Option Exercises and Stock Vested in 2016	34
Equity Compensation Plan Information	34
Senior Management Compensation and Benefit Continuation Policy	34
Potential Payments Upon Termination or Change of Control	36
Holdings of Major Shareholders, Officers and Directors	38
Transactions with Related Persons	39
Audit Committee Report	40
Information on Independent Public Accountants	41
Annual Report on Form 10-K	41
Delivery of Proxy Materials to Shareholders Sharing an Address	41
Shareholder Proposals for Next Year’s Annual Meeting	42
Where You Can Find More Information	42
Other Business	43
Appendix A: Team, Inc. Executive Compensation Plan	A-1

TEAM, INC.
13131 Dairy Ashford
Sugar Land, Texas 77478
__________________________

PROXY STATEMENT
GENERAL
These proxy materials are being provided to you in connection with the 2017 Annual Meeting of Shareholders of Team, Inc. (the “Annual Meeting”). This Proxy Statement, the accompanying proxy card and the 2016 Annual Report on Form 10-K (“Annual Report”) were first mailed to our shareholders on or about April 12, 2017. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully.
In accordance with rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a Proxy Statement, a proxy card and our Annual Report and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement and our Annual Report are available at www.teaminc.com/proxy2017, under the “Investors” page. Our Annual Report does not form a part of the material for the solicitation of proxies.
Unless otherwise indicated, the terms “Team, Inc.,” “Team,” “the Company,” “we,” “our” and “us” are used in these proxy materials to refer to Team, Inc. We are incorporated in the state of Delaware and our company website can be found at www.teaminc.com. Our stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “TISI”.
ABOUT THE ANNUAL MEETING
Who is soliciting my vote?
The Board of Directors of Team, Inc. (the “Board”) is soliciting your vote in connection with our Annual Meeting.
What is the purpose of the Annual Meeting?
The meeting will be our regular Annual Meeting of Shareholders. You will be voting on the following matters at our Annual Meeting:

1.	Proposal One—Election of three (3) nominees named in the Proxy Statement as Class I directors to serve a three-year term;

2.	Proposal Two—Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017;

3.	Proposal Three—Advisory vote on Named Executive Officer compensation;

4.	Proposal Four—Advisory vote on frequency of holding future advisory votes on Named Executive Officer compensation;

5.	Proposal Five—Approval of the Team, Inc. Executive Incentive Compensation Plan; and

6.	Such other business as may properly come before the Annual Meeting, or any adjournment thereof.

How does the Board of Directors recommend I vote?
The Board recommends that you vote your shares as follows:
Proposal One—“FOR” the election of Louis A. Waters, Jeffery G. Davis and Gary G. Yesavage as Class I directors;
Proposal Two—“FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017;
Proposal Three—“FOR” the approval, on an advisory basis, of Team, Inc.’s compensation of its Named Executive Officers as disclosed in this Proxy Statement; and
Proposal Four— “1 YEAR”, on an advisory basis, as the frequency with which Team should hold a shareholder advisory vote to approve the compensation of its Named Executive Officers; and
Proposal Five—“FOR” the approval of Team, Inc. Executive Incentive Compensation Plan.
Who is entitled to vote at the Annual Meeting?
The Board has set Friday, April 7, 2017 as the record date for the Annual Meeting (the “Record Date”). All shareholders who owned our Common Stock, par value $0.30 per share (the “Common Stock”), at the close of business on the Record Date may attend and vote at the Annual Meeting. See “How do I vote by proxy?” below for other ways you can vote if you do not plan on attending the Annual Meeting in person.
How many votes can be cast by all shareholders?
Each share of Common Stock is entitled to one vote. There is no cumulative voting. There were 29,814,913 shares of Common Stock outstanding and entitled to vote on the Record Date.
How many votes must be present to hold the Annual Meeting?
A majority of the outstanding shares of Common Stock as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and to conduct business. This is called a “quorum.” Your shares are counted as present at the Annual Meeting if you are present at the Annual Meeting and vote in person, a proxy card has been properly submitted by you or on your behalf, or you have voted on the Internet or by telephone. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. A “broker non-vote” is a share of Common Stock that is beneficially owned by a person or entity and held by a broker or other nominee, but for which the broker or other nominee (i) lacks the discretionary authority to vote on certain matters and (ii) has not received voting instructions from the beneficial owner in respect of these specific matters.
How many votes are required to approve each proposal in this Proxy Statement?
Election of Directors. Directors are elected by a majority of the votes cast with respect to such director in uncontested elections, such that a nominee for director will be elected to the Board if the votes cast FOR the nominee’s election exceed the votes cast AGAINST such nominee’s election. Abstentions and broker non-votes are not counted as votes cast for purposes of the election of directors and, therefore, will have no effect on the outcome of such election. Even if a nominee is not re-elected, he or she will remain in office as a director until his or her earlier resignation or removal. Each of the current director nominees has signed a letter of resignation that will be effective if the nominee is not re-elected at the meeting. The Board will decide whether to accept the director’s resignation in accordance with the procedures listed in the Company’s Corporate Governance Principles, which are available on our website at www.teaminc.com.
Appointment of KPMG. To be approved, this Proposal requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy.
Advisory Vote on Named Executive Officers Compensation. To be approved, this Proposal requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy. A vote on this Proposal is not binding on the Board or the Company. Although the vote is non-binding, our Compensation Committee will review and consider the voting results when evaluating the compensation program for our Named Executive Officers.

Advisory vote on frequency of holding future advisory votes on Named Executive Officer compensation. The option of every “1 Year,” “2 Years,” or “3 Years” that receives the highest number (plurality) of votes cast by the shares of Common Stock represented at the Annual Meeting, in person or by proxy, will be deemed to have received the advisory approval of the shareholders. Although this vote is not binding, our Board will take into account the outcome of this vote in making a determination on the frequency with which advisory “say-on-pay” votes on Named Executive Officer compensation will be included in our annual Proxy Statement.
Approval of Team, Inc. Executive Incentive Compensation Plan. To be approved, this Proposal requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy.
Other Matters. An affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, is generally required for action of any other matters that may properly come before the Annual Meeting.
How do I vote by proxy?
You can vote your shares by completing and returning the proxy card accompanying this Proxy Statement. You also have the option of voting your shares on the Internet or by telephone. Your Internet or telephone vote authorizes the named proxies to vote shares in the same manner as if you marked, signed, and returned your proxy card or voting instruction card. Please see your proxy card or voting instruction card for more information on how to vote by proxy. If you vote by Internet or telephone, do not return your proxy card. You may also vote in person by attending the Annual Meeting. However, even if you plan to attend the Annual Meeting, we recommend that you submit a proxy using the proxy card with respect to the voting of your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.
What if I don’t vote for some of the items listed on my proxy card or voting instruction card?
If you return your signed proxy card or voting instruction card in the enclosed envelope but do not mark selections, it will be voted in accordance with the recommendations of the Board. The Board has designated André C. Bouchard and Jay E. Kilborn to serve as proxies. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, your shares will be voted in accordance with your instructions.
If you are a beneficial owner and hold your shares in “street name” (that is, in the name of or through a broker, bank or other nominee) and do not return the voting instruction card, the broker or other nominee will determine if it has the discretionary authority to vote on each matter voted upon at the Annual Meeting. Under applicable rules, brokers have the discretion to vote on routine matters. All of the matters scheduled to be voted on at the Annual Meeting are “non-routine” except for Proposal Two, to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2017. Thus, your broker, bank or other nominee would not be able to vote on such “non-routine” matters. If your shares are held in street name, your broker, bank or other nominee will include a voting instruction card with this Proxy Statement. We strongly encourage you to vote your shares by following the instructions provided on the voting instruction card. Please return your proxy card to your broker, bank or other nominee and contact the person responsible for your account to ensure that a proxy card is voted on your behalf.
How are abstentions and broker non-votes counted?
In tabulating the voting result for Proposal One, Two, Three, Four and Five, shares that constitute broker non-votes are not considered voting power present with respect to that proposal. Thus, with respect to proposals One, Two, Three, Four and Five, broker non-votes will not affect the outcome, assuming a quorum is obtained. Abstentions are considered voting power present at the meeting and thus will have the same effect as votes AGAINST each of the matters scheduled to be voted on at the Annual Meeting (other than the election of directors).
Both abstentions and broker non-votes are counted as “present” for purposes of determining the existence of a quorum at the Annual Meeting.
Who pays for the proxy solicitation and how will the Company solicit votes?
We bear the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, our directors, officers, and other employees may solicit proxies by personal interview, telephone, facsimile, or email. Our directors, officers, and other employees will not be paid any additional compensation for any such solicitation. We will request brokers and other nominees who hold shares of Common Stock in their names to furnish proxy materials to beneficial owners of these shares. We will reimburse such brokers and other nominees for their reasonable expenses incurred in forwarding solicitation materials to these beneficial owners.
Can I change or revoke my vote after I return my proxy card or voting instruction card?
Yes. Even if you sign the proxy card or voting instruction card in the form accompanying this Proxy Statement, vote by telephone, or vote on the Internet, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting by providing written notice to our Corporate Secretary at: Team, Inc. Attention: André C. Bouchard, Corporate Secretary, 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478, specifying such revocation. You may change your vote by timely delivering a valid, later-dated proxy or a later-dated vote by telephone or on the Internet or by voting in person at the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the shareholder of record, you must request, complete, and deliver a proxy from your broker or other nominee.

PROPOSAL ONE—ELECTION OF DIRECTORS
Nominees for Election
Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that our Board will consist of not less than five persons, the exact number to be fixed from time-to-time by the Board. Our directors are divided into three classes designated as Class I, Class II and Class III. Each class consists, as nearly as possible, of one-third of the total number of directors constituting the entire Board. The Class I directors serve for a term expiring at the 2017 Annual Meeting of Shareholders, the Class II directors serve for a term expiring at the 2018 Annual Meeting of Shareholders and the Class III directors serve for a term expiring at the 2019 Annual Meeting of Shareholders. At each annual meeting, successors to the class of directors whose term expires at that annual meeting are elected for a term expiring at the third succeeding annual meeting. Each director holds office until the annual meeting for the year in which his or her term expires and until a successor has been elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal.
At the Annual Meeting, three (3) directors have been nominated for election to serve a three-year term expiring at the annual meeting to be held in 2020. Our Board has nominated the following three persons for election as Class I directors to serve a three-year term expiring on the date of our 2020 Annual Meeting of Shareholders or until their successors are duly elected and qualified:

•	Louis A. Waters;

•	Jeffery G. Davis; and

•	Gary G. Yesavage.
Biographical information about each of the nominees is provided under “The Board of Directors and its Committees,” below.
Vote Required and Board Recommendation
Directors are elected by a majority of the votes cast with respect to such director in uncontested elections, such that a nominee for director will be elected to the Board if the votes cast FOR the nominee’s election exceed the votes cast AGAINST such nominee’s election. Abstentions and broker non-votes are not counted as votes cast for purposes of the election of directors and, therefore, will have no effect on the outcome of such election. Even if a nominee is not re-elected, he or she will remain in office as a director until his or her earlier resignation or removal. Each of the current director nominees has signed a letter of resignation that will be effective if the nominee is not re-elected at the meeting and the Board accepts his or resignation following the meeting. If a nominee is not re-elected, the Board will decide whether to accept the director’s resignation in accordance with the procedures listed in the Company’s Corporate Governance Principles, which are available on our website at www.teaminc.com.
Shareholders may not cumulate their votes for the election of directors. Unless contrary instructions are set forth in the proxies, the persons with full power of attorney to act as proxies at the Annual Meeting will vote all shares represented by such proxies for the election of the nominees named therein as directors. Should any of the nominees become unable or unwilling to accept nomination or election, it is intended that the persons acting under the proxy will vote for the election, in the nominee’s stead, of such other persons as our Board may recommend. We have no reason to believe that any of the nominees will be unable or unwilling to stand for election or to serve if elected.

The Board of Directors unanimously recommends that you vote “FOR” the election of each of the nominees named above.

PROPOSAL TWO—RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS
THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has appointed KPMG LLP as the independent registered public accounting firm of the Company to audit its consolidated financial statements and the effectiveness of its internal controls over financial reporting for the fiscal year ending December 31, 2017, and the Board has determined that it would be desirable to request that our shareholders ratify such appointment.
KPMG LLP has served as the independent registered public accounting firm of the Company and its subsidiaries since May 2002. KPMG LLP is considered by the Audit Committee and by the management of the Company to be well-qualified. A representative of KPMG LLP will be present at the Annual Meeting and will have the opportunity to make a statement if such representative desires to do so and to respond to appropriate questions from shareholders.
Shareholder ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm is not legally required. Nevertheless, at the recommendation of the Audit Committee, our Board has directed that the appointment of KPMG LLP be submitted for shareholder ratification as a matter of good corporate practice. If our shareholders do not ratify the appointment of KPMG LLP at the Annual Meeting, the Audit Committee will reconsider whether to retain KPMG LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.
Vote Required and Board Recommendation
The proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting in person or by proxy.

The Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017.

PROPOSAL THREE—ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
We are asking you to vote, on an advisory basis, to approve the executive compensation philosophy, policies and procedures described in in the “Compensation Discussion and Analysis” section of our 2017 Proxy Statement, and the compensation of our Named Executive Officers, as disclosed in our 2017 Proxy Statement.
In the section entitled “Compensation Discussion and Analysis,” you will find a description of our executive compensation practices and objectives. Please also refer to the compensation tables and narrative discussion appearing under “Executive Compensation and Other Matters,” which provide detailed information about the compensation of our Named Executive Officers. Our Compensation Committee and Board believe that our compensation practices are effective in achieving our executive compensation objectives and that the compensation of our Named Executive Officers as disclosed in this Proxy Statement reflects and supports the appropriateness of our executive compensation philosophy and practices.
This Proposal Three, commonly known as the “say-on-pay” proposal, gives the Company’s shareholders the opportunity to express their views on the compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers described in this Proxy Statement.
Accordingly, we invite you to carefully review the sections in this proxy entitled “Compensation Discussion and Analysis” and “Executive Compensation and Other Matters” and cast a vote to approve the following non-binding resolution:
RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.
Vote Required and Board Recommendation
To be approved, Proposal Three requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting in person or by proxy.
A vote on this proposal is not binding on the Board or the Company. Although the vote is non-binding, our Compensation Committee will review and consider the voting results when evaluating the compensation program for our Named Executive Officers.

The Board of Directors unanimously recommends that shareholders vote “FOR” approval of the Company’s compensation of its Named Executive Officers as disclosed in this Proxy Statement.

PROPOSAL FOUR—ADVISORY VOTE ON FREQUENCY OF HOLDING FUTURE
ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION
As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking shareholders to vote, on an advisory basis, on the frequency at which we will seek from shareholders their advisory “say-on-pay” vote on executive compensation, as set forth in Proposal Three, above. The advisory vote on the frequency of the “say-on-pay” vote is a non-binding vote as to how often the “say-on-pay” vote should occur: every year, every two years or every three years (it must occur, at a minimum, once every three years).
After careful consideration, our Board has determined to recommend that, consistent with our past practice, future “say-on-pay” advisory votes on Named Executive Officer compensation occur every year (annually). Although our executive compensation program is designed to promote a long-term connection between pay and performance, the Company’s executive compensation disclosures are made annually. The Board has considered that an annual advisory vote on Named Executive Officer compensation will allow our shareholders an opportunity to provide more immediate feedback on our compensation philosophy, objectives and practices as disclosed in our annual Proxy Statement.
Shareholders are not voting in this proposal to approve or disapprove the Board’s recommendation. Shareholders will be able to specify one of the following four choices for this proposal on the proxy card or voting instruction form:
•a “say-on-pay” advisory vote every year (1 Year);
•a “say-on-pay” advisory vote every two years (2 Years);
•a “say-on-pay” advisory vote every three years (3 Years) or
•abstention from voting.

Vote Required and Board Recommendation
The option of every “1 Year,” “2 Years,” or “3 Years” that receives the highest number (plurality) of votes cast by the shares of Common Stock represented at the Annual Meeting, in person or by proxy, will be deemed to have received the advisory approval of the shareholders. Although this vote is not binding on it, our Board will take into account the outcome of this vote in making a determination on the frequency with which advisory “say-on-pay” votes on Named Executive Officer compensation will be included in our annual Proxy Statement.

The Board of Directors unanimously recommends that shareholders vote every “1 YEAR” as the frequency with which Team should hold a shareholder advisory vote to approve the compensation of its Named Executive Officers as described in this Proxy Statement.

PROPOSAL FIVE—APPROVAL OF THE AMENDED AND RESTATED
TEAM, INC. EXECUTIVE INCENTIVE COMPENSATION PLAN
The Board has approved, and recommends that our shareholders approve at the Annual Meeting, the amended and restated Team, Inc. Executive Incentive Compensation Plan (the “Annual Executive Bonus Plan”), which shall be effective as of January 1, 2018. The Annual Executive Bonus Plan, as amended and restated, is designed to give us a competitive advantage in attracting, retaining and motivating key executives and to provide the Company with the ability to provide incentive compensation that is linked to financial measures, which is not subject to the tax deduction limitation rules described below. Attached to this Proxy Statement as Appendix A is a copy of the amended and restated Annual Executive Bonus Plan, as approved by the Board and as submitted to our shareholders for their approval.
Summary Description of the Annual Executive Bonus Plan
The following discussion summarizes the material terms, including performance objectives, of the Annual Executive Bonus Plan.
Administration of the Annual Executive Bonus Plan. The Annual Executive Bonus Plan is administered by the Compensation Committee of the Board.
Eligibility. The participants in the Annual Executive Bonus Plan are the key executive officers of the Company with significant operating and/or financial responsibility who are annually designated as plan participants by the Compensation Committee. These participants are identified under the “Executive Officers” section later in this Proxy Statement.
Performance Goals. The Compensation Committee establishes performance goals annually within ninety days after the commencement of the fiscal year to which the goals relate. Performance goals for each participant may be based on corporate, business unit/function or individual performance, or a combination of one or more such measures. The performance goals may be based upon any of the following criteria: (1) revenue and income measures (which include revenue, return or revenue growth, gross margin, income from operations, net income, net sales, earnings per share, earnings before interest and taxes (“EBIT”), earnings before interest, taxes, depreciation and amortization (“EBIDTA”), achievement of profit, economic value added (“EVA”), and price per share of Common Stock); (2) expense measures (which include costs of goods sold, selling expenses, loss or expense ratio, general and administrative expenses and overhead costs); (3) operating measures (which include productivity, operating income, operating earnings, cash flow, funds from operations, cash from operations, after-tax operating income, market share, expenses, margins, operating efficiency); (4) cash flow measures (which include net cash flow from operating activities and net cash flow before financing activities) and sales measures (which include customer satisfaction, sales of services, and sales production); (5) liquidity measures (which include earnings before or after the effect of certain items such as interest, taxes, depreciation and amortization, and free cash flow); (6) leverage measures (which include debt reduction, debt-to-equity ratio and net debt); (7) market measures (which include market share, stock price, growth measure, total stockholder return and market capitalization measures); (8) return measures (which include book value, book value per share, return on capital, return on net assets, return on stockholders’ equity; return on assets; stockholder returns, and which may be risk-adjusted); (9) corporate value and sustainability measures which may be objectively determined (which include compliance, safety, environmental and personnel matters); (10) other measures such as those relating to acquisitions or dispositions (which include proceeds from dispositions); or (11) a combination of two or more of any of the foregoing. The Compensation Committee may, in its sole discretion, provide for an adjustable Award value based upon the level of achievement of performance measures and/or provide for a reduction in the value of an Award during the performance period.
Cash Award Amounts. In connection with the annual establishment of performance goals, the Compensation Committee sets a target award for each participant in the Annual Executive Bonus Plan for the applicable fiscal year. The participants may earn their target incentive compensation if and to the extent the performance goals established by the Compensation Committee are met. The amount of incentive compensation paid to a participant in the Annual Executive Bonus Plan shall be based upon the attainment of the designated performance goals and may vary based on the level of attainment of such goals. The minimum level at which a participant in the Annual Executive Bonus Plan will earn any incentive payment, if any, and the maximum payment amount, if any, will be established annually by the Compensation Committee within 90 days of fiscal year end. Actual payouts under the Annual Executive Bonus Plan will be based on either a straight-line or pre-established interpolation based on the minimum and maximum levels and performance goals. The maximum dollar amount to be paid for any fiscal year under the Annual Executive Bonus Plan to any participant in the Annual Executive Bonus Plan may not exceed $5,000,000.
The Annual Executive Bonus Plan may be amended by the Board or the Compensation Committee.
Reason for Shareholder Approval
The Annual Executive Bonus Plan has been designed to take into account certain limits on the ability of a public corporation to claim tax deductions for compensation paid to certain highly compensated executive officers. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and the three other most highly compensated officers of a public corporation. However, qualified “performance-based compensation” is exempt from this limitation. Qualified performance-based compensation is compensation paid based solely upon the achievement of objective performance goals, the material terms of which are disclosed to and approved by the shareholders of the paying corporation. The rules pertaining to Section 162(m) of the Code further require that a company obtain shareholder approval of its performance-based compensation plan every five years following the last such approval or if the material terms of the plan, including performance goals, are changed in the interim.
Shareholder approval of the amended and restated Annual Executive Bonus Plan is being sought to qualify compensation paid under the Annual Executive Bonus Plan as qualified “performance-based compensation,” as defined in Section 162(m) of the Code. If the amended and restated Annual Executive Bonus Plan is approved by the shareholders at the Annual Meeting, the Company’s performance-based payments under the Annual Executive Bonus Plan should be deductible for federal income tax purposes for the next five fiscal years (at which time, as discussed above, shareholder approval will again be required).
Maximum Performance-Based Incentive Cash Compensation for Team, Inc. Named Executive Officers Plan
It is not possible to currently determine the amounts payable under the Annual Executive Bonus Plan for the year ending December 31, 2017, since these amounts are dependent on the Company’s financial performance during fiscal 2017. In the section entitled “Compensation Discussion and Analysis,” below, you will find a description of our Annual Executive Bonus Plan as well as the rest of executive compensation practices and objectives. Please also refer to the compensation tables and narrative discussion appearing under “Executive Compensation and Other Matters,” below, which provide detailed information about the compensation of our Named Executive Officers.
Required Vote
Approval of the amended and restated Annual Executive Bonus Plan requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to a vote at the Annual Meeting.

The Board of Directors unanimously recommends that shareholders vote “FOR” approval of the Company’s Executive Incentive Compensation Plan as disclosed in this Proxy Statement.

CORPORATE GOVERNANCE
Corporate Governance Principles and Materials
We are committed to the enhancement of long-term shareholder value with the highest standards of integrity and ethics. Our Board has adopted a set of Corporate Governance Principles that, along with our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws (“Bylaws”), provide an effective corporate governance framework for Team that reflects our core values and provides the foundation for our governance. In support of our Corporate Governance Principles, our Board has adopted charters for each of the committees of the Board, a Code of Ethical Conduct for all of our directors, officers and employees and a Corporate Social Responsibility Policy. We believe that we have established procedures and have practices in place which are designed to enhance and protect the interests of our shareholders.
The following corporate governance materials are available and can be viewed and downloaded from our website at www.teaminc.com on the “Investors” page under “Corporate Governance”:

(i)	the Company’s Corporate Governance Principles;

(ii)	charters for the Audit Committee, the Compensation Committee, the Executive Committee and the Corporate Governance and Nominating Committee;

(iii)	the Company’s Code of Ethical Conduct; and

(iv)	the Company’s Corporate Social Responsibility Policy.
A copy of these materials is available to shareholders free of charge upon written request to the Company’s Secretary at: Team, Inc., Attention: André C. Bouchard, Corporate Secretary, 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478. We intend to disclose future amendments to, or waivers of, our Code of Ethical Conduct at the same location on our website identified above.
Director Independence
Our Board believes that the interests of our shareholders are best served by having a predominate number of objective, independent representatives on the Board. Consistent with the rules of the NYSE, our Corporate Governance Principles require that a majority of our Board be composed of independent directors. A director will be considered “independent” only if the Board affirmatively determines that the director does not have any direct or indirect material relationship with Team that may impair, or appear to impair, the director’s ability to make independent judgments.
On an annual basis each member of our Board and each executive officer is required to complete a directors’ and officers’ questionnaire that includes disclosure of any transactions with the Company in which the member of the Board or executive officer, or any member of his immediate family, has a direct or indirect material interest. In addition, each member of the Board conducts an annual self-evaluation with respect to the Board and any committees on which the member serves.
The Board has evaluated all relationships between each of our directors and director nominees and has determined that, except for Messrs. Hawk and Owen, all of our directors are “independent” as that term is defined in the applicable rules of the NYSE and consistent with our Corporate Governance Principles. In making this determination, the Board considered any transactions and relationships between each director or his immediate family and the Company and its subsidiaries, including those reported under “Compensation Committee Interlocks and Insider Participation” and “Transactions with Related Persons,” below. The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. The Board considered the fact that Mr. Davis was the Interim Executive Chairman of the Board, President and Chief Executive Officer of Furmanite Corporation (“Furmanite”) until the completion of the merger with Furmanite on February 29, 2016 (the “Merger”) pursuant to the Agreement and Plan of Merger (“Merger Agreement”) entered into by Team and Furmanite in November 2015. Due to Mr. Davis having no prior relationship with the Company or our senior management other than in connection with the Merger and Mr. Davis joining the Board as a result of the Merger Agreement negotiations at a time when the Company and Furmanite were independent entities, the Board determined that Mr. Davis’s former officer position with Furmanite did not impede his exercise of independent judgment. With the exception of Mr. Davis as explained in the preceding sentence, the Chairman, Mr. Hawk, and the President and Chief Executive Officer (“CEO”), Mr. Owen, no director or nominee is currently, or was within the past three years, employed by the Company, its subsidiaries or affiliates. No arrangement or understanding exists between any director or executive officer of the Company and any other person pursuant to which any of them were selected as a director or executive officer, except that Mr. Davis was appointed as a director of Team in connection with the Merger pursuant to the Merger Agreement. There are no family relationships between any nominees, directors and senior executive officers of the Company. Mr.

Owen is not independent because of his employment as the President and CEO of the Company and Mr. Hawk is not independent because of his prior employment as the Executive Chairman of the Company.
Our Audit, Compensation, and Corporate Governance and Nominating Committees are each composed entirely of independent directors. In addition, our Board provides for regularly scheduled meetings of the independent directors. During 2016, the independent directors met as a group four (4) times. These meetings were conducted, without any member of management or other employees of Team present, to discuss matters related to the oversight and governance of Team, compliance with NYSE and SEC rules, and the performance of our senior executives.
Our Board will continue to monitor the standards for director independence established under applicable law and the NYSE listing requirements and will ensure that our Corporate Governance Principles remain consistent with those standards.
Leadership Structure
Our Bylaws provide that the Board should have the flexibility to determine the appropriate leadership of the Board, and whether the roles of Chairman and CEO should be combined or separate. Our Board has determined that the leadership structure of our Board should include either an independent non-executive chairman of the Board or a lead director who satisfies our standards for independence. We believe our current structure, with a Chairman of the Board, a President and CEO, an independent Lead Director, and independent directors as chairs and members of each committee, has served the best interests of the Company and its shareholders because the appointment of a Lead Director has achieved many of the benefits claimed to result from the retention of an independent Chairman of the Board. The Board believes that Mr. Waters, our Lead Director, Mr. Hawk, our Chairman, and Mr. Owen, our President and CEO, with their industry expertise, financial expertise, and in-depth knowledge of Team and its business, have been the correct persons to fill the roles of Lead Director, Chairman, and President and CEO, respectively.
Our Board designated the position of Lead Director in order to clarify and centralize the work of the independent directors. To further clarify the role of the independent directors in the governance of the Company, our Board established duties and responsibilities for the position of Lead Director. Mr. Waters was appointed to this position by the independent directors and has served as our Lead Director since June 2007. The Lead Director:

(i)	presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors, and sets agendas for executive sessions;

(ii)	assists the Chairman in the management of Board meetings;

(iii)
monitors and responds directly to shareholder and other stakeholder questions and comments that are directed to the Lead Director or to the independent directors as a group, with consultation with the Chairman, the CEO or other directors or management as the Lead Director deems appropriate;

(iv)	reviews and coordinates meeting agendas, information, number of Board meetings and schedules for the Board;

(v)	ensures personal availability for consultation and communication with independent directors and with the Chairman, CEO or management, as appropriate;

(iv)	provides guidance on director orientation; and

(v)	calls special meetings of the independent directors in accordance with our Bylaws, as the Lead Director deems appropriate.
Our Executive Vice President, Administration, Chief Legal Officer and Secretary supports the Lead Director in fulfilling the Lead Director role.
2017 Planned Change in Board Leadership Structure
Following, Mr. Hawk’s April 8, 2017 announcement that he would not to stand for re-election to the Board at our Annual Meeting, our Board has announced its intention to appoint Mr. Waters to serve as our independent Chairman immediately following our Annual Meeting. Mr. Waters currently serves as our independent lead director and has served in that role since 2007. The Board reviews its leadership structure from time to time to assess whether it continues to serve the best interests of the Company and its shareholders.

Communications with the Board of Directors
Our Board has established a process for our shareholders and other interested parties to communicate with the Lead Director, the Chairman, the Board as a whole, the independent directors as a group, any Board Committee, or any individual member of the Board. Such communication should be in writing, addressed to the Board or an individual director to: Team, Inc., 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478, c/o André C. Bouchard, Corporate Secretary. All such correspondence is reviewed by our Secretary’s office, which forwards appropriate material to the applicable director (excluding routine advertisements and business solicitations).
Director Education
In accordance with our Corporate Governance Principles, each member of the Board is provided with a membership in the National Association of Corporate Directors and is encouraged to participate in continuing director education programs paid for by the Company.
Succession Planning
Our Board has the responsibility to ensure that the leadership of our Company is meeting the current and future needs of Team. The Compensation Committee and Corporate Governance and Nominating Committee annually report to the Board on succession planning and collaborate with the Board to evaluate potential successors to our CEO and other senior executives. As part of this process, the Compensation Committee and Corporate Governance and Nominating Committee solicit views from the non-management members of the Board and from senior management of the Company.
Share Ownership Guidelines; Restrictions on Trading in Company Securities
In an effort to more closely link our non-employee directors’ financial interests with those of our shareholders, our Board established share ownership guidelines for our non-management directors. Under these guidelines, our non-management directors are expected to own Common Stock of Team valued at a minimum of $150,000. Newly appointed directors are expected to meet or exceed these guidelines within three years of joining the Board. With the exception of our recently appointed directors, Ms. Kerrigan, and Mr. Yesavage, all of our directors met or exceeded our share ownership guidelines at the time of the Board’s most recent annual assessment.
In an effort to align the financial interests of our senior executives with those of our shareholders, our Board established share ownership guidelines for our senior executives. Under these guidelines, our CEO is expected to own Common Stock of Team valued at three times his base salary. The guideline for the rest of our senior executives is one times their base salary. Newly appointed senior executives are expected to meet or exceed these guidelines within five years of entering their respective positions. With the exception of Messrs. Boane and Rushe, all of our executive officers met or exceeded these share ownership guidelines at the time of the Board’s most recent annual assessment. Mr. Boane, who was appointed to the CFO position in November 2014, and Mr. Rushe, who was appointed as President–Team Solutions in January 2016, have five years from the date of their respective appointments to meet the share ownership requirements.
Because short-range speculation in our securities based on fluctuations in the market may cause conflicts of interests with our shareholders, our Insider Trading Policy and our Corporate Governance Principles, applicable to our directors and executive officers, prohibit trading in options, warrants, and puts and calls related to our securities and prohibit selling our securities short. In addition, unless approved by our Chief Legal Officer, our Insider Trading Policy and our Corporate Governance Principles prohibit our directors and executive officers from holding our securities in margin accounts or pledging our securities as collateral for a loan. In evaluating requests to hold our securities in a margin account or pledge our securities, our Chief Legal Officer considers a number of factors, including, but not limited to: the total stock holdings of the individual, the amount of Company securities to be pledged or secured, the potential impact of a margin or loan call, the position of the individual with our Company, whether the pledge is part of a loan where lender has recourse against all assets of the individual and whether the pledge excludes Company shares required to meet our share ownership guidelines. No director or executive officer of the Company holds our securities in a margin account or has our securities pledged as collateral for a loan.

Board’s Role in Risk Oversight
Our Board has responsibility for the oversight of risks that could affect the Company. This oversight is conducted primarily through the Board with respect to significant matters, including the strategic direction of the Company, and by the various committees of the Board in accordance with their charters. The Board satisfies its risk oversight responsibilities through receipt of reports from each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from executives responsible for oversight and management of particular risks within Team. The Board continually works, with the input of the Company’s senior executives to assess and analyze the most likely areas of future risk for Team. On an annual basis our senior management updates and reviews our enterprise risk management process with the Board. Directors also have complete and open access to all of our employees and are free to, and do, communicate directly with our management. In addition to our formal compliance programs, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations.
Overview of Risk of Company Compensation Policies and Practices
The Compensation Committee, with the assistance of the Company’s other independent directors and senior management, and the independent compensation consultant, Longnecker and Associates (“Longnecker”), has determined that the Company’s compensation policies and practices do not motivate imprudent risk taking. This determination has taken into account the following design elements of our compensation policies and practices: mixture of cash and equity compensation, mixture of performance time horizons, use of financial metrics balanced to promote long term Company goals, avoidance of uncapped awards, executive share ownership and holding requirements, no defined benefit or special executive retirement benefit plans and a rigorous auditing, monitoring and enforcement environment. The Committee continues to monitor its compensation policies and practices to determine whether its risk management objectives are being satisfied.

THE BOARD OF DIRECTORS AND ITS COMMITTEES
The following table sets forth the names and ages of the nominees for election as directors and the current members of the Board who will continue serving following the Annual Meeting, as well as background information relating directly to such individuals’ experience, qualifications, attributes and skills to serve as a director of our Company. The persons who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter.
Director Nominees
The Board unanimously recommends a vote FOR the election of the nominees listed below.
Set forth below is certain information as of March 1, 2017 concerning the nominees for election at the Annual Meeting as Class I directors, including the business experience of each nominee for at least the past five years:

Name	Age	Present Position With the Company	Director Since
Louis A. Waters	78	Lead Director	1998
Jeffery G. Davis	62	Director	2016
Gary G. Yesavage	64	Director	2017
Mr. Waters manages the Waters Group, a private equity company specializing in technology and industrial companies. He was the Founding Chairman of Browning-Ferris Industries, Inc. (NYSE) and served that company from its inception in 1969 until his retirement in March 1997. Mr. Waters was also a Founding Chairman of Tyler Technologies, Inc. (NYSE) serving that company from September 1997 until he retired in March 2002. Mr. Waters serves as the independent Lead Director of Team’s Board and, upon his re-election, will become our independent Chairman of the Board. The Company believes that Mr. Waters’ years of service on the Board, his financial and business expertise, including a diversified background of managing and directing public companies, including certain national banking institutions, give him a thorough understanding of our business and the necessary qualifications and skills to serve as a director.
Mr. Davis is the former CEO of The Brock Group, a leading provider of industrial specialty services from 2008 through 2015. Mr. Davis joined The Brock Group in 1977 and held several senior management positions prior to being promoted to President in 2007 and CEO in 2008. Mr. Davis served as the interim President and Chief Executive Officer of Furmanite from November 2, 2015 through the date of Team’s acquisition of Furmanite on February 29, 2016, and as Furmanite’s interim Executive Chairman of the Board from August 4, 2015 through the date of Team’s acquisition of Furmanite. Mr. Davis joined the Furmanite Board in May 2015. Mr. Davis’s current board memberships include the following: non-voting member of the Executive Committee and Representative to the Board of American Fuel and Petrochemical Manufacturers (AFPM); board member of the National Center For Construction and Educational Research (NCCER); board member of the Industrial Contractors Council of Associated Builders and Contractors; and board member of Junior Achievement of Southeast Texas (Houston Chapter). Mr. Davis also has over 25 years of active leadership in the National Association of Corrosion Engineers (NACE International) and is an active member of the Construction Users Round Table (CURT). Mr. Davis was appointed to the Board on February 29, 2016 pursuant to the terms of the Merger Agreement. The Board considered Mr. Davis’ significant leadership and management experience in a major industrial specialty services company as well as his association with various industry organizations as qualifications for service on the Board.
Mr. Yesavage most recently served as the President of Manufacturing for Chevron’s (NYSE) Downstream and Chemicals Operations from 2009 until his retirement in June 2016. From 1999 to 2009, Mr. Yesavage served as the General Manager for Chevron’s Refinery in El Segundo, California and worked for Chevron for a total of 42 years. Mr. Yesavage was recommended for a position on the Board by an incumbent director, participated in the Board’s director review and evaluation process as described in the Corporate Governance and Nominating Committee below and was elected to the Board in January 2017 upon the recommendation of the Corporate Governance and Nominating Committee. The Company believes that Mr. Yesavage’s business, operational and management expertise, including his specific experience managing companies that are our major customers provide him with unique insight into our customer needs and the necessary qualifications and skills to serve as a director.

Directors Continuing in Office
Set forth below is certain information as of April 1, 2017 concerning the directors continuing in office until the expiration of their respective terms, including the business experience of each director for at least the past five years:

Name	Age	Present Position With the Company	Director Since	Class	Expiration of Present Term
Ted W. Owen	65	President, CEO and Director	2014	Class III	2019
Sylvia J. Kerrigan	51	Director	2015	Class III	2019
Vincent D. Foster	60	Director	2014	Class II	2018
Michael A. Lucas	56	Director	2015	Class II	2018
Emmett J. Lescroart	66	Director	2014	Class III	2019
Mr. Owen has been our President and CEO since December 2014. In July 2014, he was appointed to the Board and named as President, CFO and Treasurer. Prior to July 2014, Mr. Owen served as Executive Vice President, CFO and Treasurer since June 2010. Mr. Owen joined Team in February 1998. The Company believes that Mr. Owen’s strong business and leadership skills, as well as his comprehensive knowledge of the Company and our industry, give him a thorough understanding of our business and the necessary qualifications and skills to serve as a director.
Mr. Foster has served as the Chairman and CEO of Main Street Capital Corporation (NYSE), a specialty investment company, since March 2007. Mr. Foster has also been Senior Managing Director of Main Street Capital Partners, LLC (and its predecessor firms), a corporate investment firm, since 1997. Mr. Foster has served as a director of Quanta Services, Inc. (NYSE) since 1998. Mr. Foster previously served as a director of U.S. Concrete, Inc. from 1999 to 2010, Carriage Services, Inc. (NYSE) from 1999 to 2011, and HMS Income Fund, Inc. from June 2012 to March 2013. In addition, Mr. Foster served as a founding director of the Texas TriCities Chapter of the National Association of Corporate Directors (“NACD”) from 2004 to 2011. Prior to 1997, Mr. Foster, a CPA who also holds a J.D. degree, had a 19-year career with a major international accounting firm, where he was a partner from 1988 to 1997. The Company believes Mr. Foster’s qualifications to serve on the Board include his significant contributions and service to Team, his experience as chief executive officer of a public corporation, his many years of service on boards of other public companies and his extensive tax, accounting, merger and acquisitions, financial and corporate governance expertise.
Ms. Kerrigan is the Executive Vice President, General Counsel and Secretary of Marathon Oil Corporation (NYSE) and has been in that position since 2012. Ms. Kerrigan also serves as Marathon Oil Corporation’s Chief Public Policy Officer and Chief Compliance Officer. Prior to her appointment as Executive Vice President, Ms. Kerrigan served as Marathon Oil Corporation’s Vice President, General Counsel and Secretary since 2009. Previously, Ms. Kerrigan worked at the United Nations Security Council’s Commission d'Indemnisation in Geneva, Switzerland serving as the senior legal officer responsible for arbitrating losses sustained by international oil companies following the 1990 Iraq invasion of Kuwait. Ms. Kerrigan is a past chairman of the State Bar of Texas International Law Section and a Life Fellow of the Texas Bar Foundation. She serves on the boards of Southwestern University, the United Way, and the Kay Bailey Hutchison Center for Energy, Law and Business at the University of Texas in Austin. The Company believes Ms. Kerrigan’s qualifications to serve on the Board include her experience as chief legal officer, chief public policy officer and chief compliance officer of a public corporation, her extensive merger and acquisitions, risk management and corporate governance expertise.
Mr. Lescroart is a Managing Director of EJL Capital, LLC, a private investment banking firm, and has been in this position since 2001. He is also an independent private investor managing his personal investments and has done this since 1996. Mr. Lescroart was Managing Director of Chapman Associates from 2005 until June 2008. For twenty years prior to 1996, he was employed with the Cooperheat Company in positions of increasing responsibility and authority, becoming CEO in 1983 and remaining in that position until resigning in 1996 to pursue his personal investments business. In August 2004, the Company acquired certain of the assets of a successor to the Cooperheat Company entity. The Company believes that Mr. Lescroart’s business expertise, including his background managing and directing public and private companies and his specific experience managing a public company in our industry later acquired by Team, give him a deep understanding of our business and the necessary qualifications and skills to serve as a director.
Mr. Lucas is the President and CEO of Engineered Controls International, a specialty valve and control supplier, and has been in this position since February 2017. Previously, Mr. Lucas served as the President and CEO of Powell Industries (NYSE) from August 2012 until December 2015. Prior to becoming CEO of Powell Industries, Mr. Lucas spent 14 years with Emerson Electric Company (NYSE), most recently as the President of Emerson Network Power, Energy Systems. The Company believes Mr. Lucas’ qualifications to serve on the Board include his general management experience in diverse industries including equipment manufacturers; his extensive sales, marketing and product management experience in industrial markets; and his experience as a president and chief executive officer of a public corporation.

Chairman of the Board Retirement
On April 8, 2017, our Chairman, Philip J. Hawk, announced that following the Annual Meeting he will retire from the Board after almost 19 years of service with Team. Our Board expressed its sincere appreciation to Mr. Hawk for his dedicated service to the Company and announced that, upon his re-election, Mr. Waters will be appointed as our independent Chairman.
Meetings and Committees of the Board
Board of Directors
Currently, our Board is comprised of nine (9) directors, divided into three classes designated as Class I, Class II and Class III. At each annual meeting, successors to the class of directors whose term expires at that annual meeting are elected for a term expiring at the third succeeding annual meeting. Each director holds office until the annual meeting for the year in which his or her term expires and until a successor has been elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal. Mr. Hawk has elected not to stand for re-election at the Annual Meeting. Following the Annual Meeting our Board will consist of eight (8) directors.
Our Board held thirteen (13) meetings during 2016. No director attended fewer than 75% of the meetings held during the period for which he or she served as a member of the Board and the committees on which he or she served. We do not have a formal policy regarding director attendance at our annual meetings of shareholders; however, we do encourage all directors to attend all meetings of shareholders. All of our directors serving at the time were in attendance at our 2016 Annual Meeting of Shareholders.
Our Board has an Executive Committee, an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. Each committee maintains its own written charter, which can be viewed and downloaded from our website at www.teaminc.com on the “Investors” page under “Corporate Governance.”
Executive Committee
Our Executive Committee is composed of Messrs. Owen (Chairman), Hawk, Foster and Waters. The Executive Committee is responsible for assisting with the general management of the business and affairs of Team as needed during intervals between meetings of the Board. The Executive Committee had no formal meetings during 2016.

Audit Committee
Our Audit Committee is composed of Messrs. Foster (Chairman) and Lucas and Ms. Kerrigan. The Audit Committee is charged with the duties of the appointment of the independent auditor; reviewing its fees and approving the services to be performed; ensuring that proper guidelines are established for the dissemination of financial information to the shareholders; meeting periodically with the independent auditors, the Board and certain officers of Team and its subsidiaries, including the Chief Legal Officer and Vice President of Audit Services in executive session without other members of management present, to ensure the scope and adequacy of internal and financial controls and reporting; reviewing consolidated financial statements; providing oversight to our internal audit function; and performing any other duties or functions deemed appropriate by the Board. The Board has determined that Mr. Foster is an “audit committee financial expert” within the meaning of applicable SEC regulations. In addition, the Board has determined that each member of the Audit Committee is independent and meets the financial literacy requirements as defined by the applicable listing requirements of the NYSE. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee met eight (8) times during 2016. Further information regarding the Audit Committee is set out in the “Audit Committee Report” below.
Compensation Committee
Our Compensation Committee is composed of Messrs. Lescroart (Chairman), Lucas, Waters and Davis. The Compensation Committee reviews management performance and reviews and approves the amounts and types of compensation to be paid to the President and CEO and our other senior executives. The Compensation Committee met ten (10) times during 2016. Further information regarding the Compensation Committee is set out in the “Compensation Discussion and Analysis” section below.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee was, during 2016, an officer or employee of Team or any of its subsidiaries, or was formerly an officer of Team or any of its subsidiaries or had any relationship requiring disclosure by Team. During 2016, no executive officer of Team served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Board, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of Team.

Corporate Governance and Nominating Committee
Our Corporate Governance and Nominating Committee is composed of Messrs. Waters (Chairman) and Foster and Ms. Kerrigan. The Corporate Governance and Nominating Committee, which met two (2) times during 2016, is charged with recommending director nominees to the Board; evaluating the contribution and performance of members and committees of the Board; administering the annual self-evaluation of Board performance; developing appropriate corporate governance principles for Team; and ensuring the processes of the Board are sufficient and consistent with its oversight role of Team. Each member of the Corporate Governance and Nominating Committee is independent, as defined by the applicable listing requirements of the NYSE.
In considering whether to recommend directors who are eligible to stand for re-election, the Corporate Governance and Nominating Committee may consider a variety of factors, including a director’s contribution to the Board and the ability to continue to contribute productively, attendance at Board and committee meetings and compliance with our Corporate Governance Principles, as well as whether the director continues to possess the attributes, capabilities and qualifications considered necessary or desirable for board service, the results of the annual board self-evaluation, the independence of the director and the nature and extent of the director’s non-Company activities. The Corporate Governance and Nominating Committee regularly evaluates the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Corporate Governance and Nominating Committee will consider candidates for Board membership suggested by incumbent directors, management, third-party search firms and others. The Corporate Governance and Nominating Committee will also consider director nominations by shareholders that are made in compliance with the notice provisions and procedures set forth in our Bylaws. For a discussion of these requirements, see “Shareholder Proposals for Next Year’s Annual Meeting.” All applications, recommendations or proposed nominations for Board membership received by the Company are referred to the Corporate Governance and Nominating Committee. The manner in which the Corporate Governance and Nominating Committee evaluates the qualifications of a nominee for director does not differ if the nominee is recommended by a shareholder.
The Corporate Governance and Nominating Committee has the authority to retain, at Company expense, a third-party search firm to help identify and facilitate the screening and interview process of potential director nominees, and the third-party firm may, among other things, conduct reference checks, prepare a biography of each candidate for the Corporate Governance and Nominating Committee to review and help coordinate interviews.
Once the Corporate Governance and Nominating Committee has identified a potential director nominee, the committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the committee with the recommendation of the candidate, as well as the committee’s own knowledge of the candidate, which may be supplemented by inquiries to the person making the recommendation or others. The committee also may engage a third party to conduct a background check of the candidate. If the committee determines to further pursue the candidate, the committee then will evaluate the extent to which the candidate meets the Board membership qualifications described in “Director Qualifications” below.
In addition, the Corporate Governance and Nominating Committee considers other relevant factors it deems appropriate, including the current composition of the Board (including its diversity in experience, background, gender and ethnicity), the balance of management and independent directors, the need for a certain Board committee expertise, and the nature and extent of a candidate’s activities unrelated to the Company, including service as a director on the boards of other public companies. In connection with this evaluation, the committee determines whether to interview the candidate, and, if warranted, the committee interviews the candidate in person or by telephone. The committee may also ask the candidate to meet with members of Team management or other Board members. After completing this evaluation, if the committee believes the candidate would be a valuable addition to the Board, it will recommend to the Board the candidate’s nomination for appointment or election as a director.
Periodic Performance Evaluations of Directors
The Corporate Governance and Nominating Committee conducts periodic individual director performance reviews, particularly when a director is standing for re-election.

COMPENSATION OF DIRECTORS
In setting non-employee director compensation, our Compensation Committee considers factors it deems appropriate, including market data, and recommends the form and amount of compensation to the Board for approval. Our directors are compensated with a mix of cash and stock-based compensation. The purpose of the stock-based compensation has been to attract and retain the services of experienced and knowledgeable independent individuals as directors, to provide them with a proprietary interest in Team so that the directors will have the financial incentive to apply their best efforts for the benefit of Team and our shareholders, and to provide directors with an additional incentive to continue in their positions.
2016 Director Compensation
In July 2015, our Board, upon recommendation of our Compensation Committee, revised our director compensation. In making this recommendation, our Compensation Committee considered relevant trends in director compensation and reviewed the 2014/2015 NACD Director Compensation survey for companies similar to Team in terms of industry, revenue size and market capitalization. The following is a summary of our 2016 non-employee director compensation program:

•	annual cash retainer $50,000, paid quarterly;

•	annual stock award $75,000;

•	annual retainer for the Lead Director $20,000;

•	annual retainer for Audit Committee members $7,500, for Compensation Committee members $5,000, for Governance and Nominating Committee members $5,000; and

•	for the Chairman of our Audit Committee $20,000, for the Chairman of our Compensation Committee $10,000 and for the Chairman of our Corporate Governance and Nominating Committee $10,000.
In August 2016, upon his transition from a salaried employee to a non-employee director, Mr. Hawk received an annual director stock award of $150,000. Beginning in August 2016, Mr. Hawk began receiving an annual director fee of $200,000, paid quarterly and pro-rated to the date of his transition, for serving on the Board and as Chairman of the Board. Mr. Owen, as the only employee member of the Board, does not receive any compensation for service on the Board.
The following table sets forth information regarding the compensation earned by or awarded to each of the non-employee directors who served on our Board during 2016:
Director Compensation (1)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Total ($)	Total Options Outstanding at December 31, 2016 (#)
Louis A. Waters	$85,625	$79,802	$—	$165,427	—
Jeffery G. Davis	$58,333	$79,802	$—	$138,135
Vincent D. Foster	$75,000	$79,802	$—	$154,802	—
Sylvia J. Kerrigan	$72,917	$79,802	$—	$152,719	—
Emmett J. Lescroart	$58,750	$79,802	$—	$138,552	—
Michael A. Lucas	$62,500	$79,802	$—	$142,302	—
Sidney B. Williams (2)	$12,083	$—	$—	$12,083	30,000
Gary G. Yesavage (3)	$—	$—	$—	$—	—

(1)
All non-employee directors, other than Mr. Hawk, received a stock award valued at $75,000 on June 1, 2016; however, because the stock unit awards were made in the number of shares equal to the approved award dollar value divided by the 20-day volume weighted average price, the actual value in the table resulted in a different dollar value on the date of the award. Because Mr. Hawk served as Executive Chairman for a portion of 2016, all of his compensation, including his compensation for service as a director, is provided in the Summary Compensation Table for executives.

(2)	Mr. Williams retired from the Board effective May 12, 2016.

(3)	Mr. Yesavage was appointed to the Board on January 3, 2017.

EXECUTIVE OFFICERS
The following table sets forth information regarding our executive officers as of April 1, 2017. Each person holds the offices indicated until his successor is chosen and qualified at the regular meeting of the Board to be held following the Annual Meeting, or until such officer’s earlier death, retirement, disqualification or removal.

Name of Director or Officer	Age	Officer Since	Position with Company
Ted W. Owen	65	1998	President and Chief Executive Officer
Jeffrey L. Ott	54	2013	President, TeamFurmanite and Quest Integrity Group
Arthur F. Victorson	55	2007	President, TeamQualspec
André C. Bouchard	51	2008	Executive Vice President, Administration, Chief Legal Officer and Secretary
Declan Rushe	56	2016	President, Team Solutions
Greg L. Boane	53	2014	Executive Vice President, Chief Financial Officer & Treasurer
Information concerning the business experience of Mr. Owen is provided under the section entitled “Directors Continuing in Office.”
Mr. Ott is President, TeamFurmanite and Quest Integrity Group and has served in that position since February 2016 and has served as the President of Quest Integrity since its formation in January 2007. Mr. Ott joined Team at the time of the acquisition of the Quest Integrity Group in 2010. Mr. Ott was elected an executive officer of Team in June 2013. In addition, Mr. Ott has served on the Board of Directors of ClearSign Combustion Corporation (NASDAQ) since February 2015.
Mr. Victorson is President, TeamQualspec and has served in that position since January 2016. From June 2013 through December 2015, Mr. Victorson served as President of Inspection and Heat Treating. From June 2007 through June 2013, Mr. Victorson served as Senior Vice President, TCM Division. Mr. Victorson joined Team at the time of the acquisition of Cooperheat-MQS, Inc. in 2004. He had been with Cooperheat-MQS, Inc. since 1997.
Mr. Bouchard is Executive Vice President, Administration, Chief Legal Officer and Secretary and has served in that position since November 2014. From September 2008 through October 2014, Mr. Bouchard served as Senior Vice President, Administration, General Counsel and Secretary. Mr. Bouchard joined Team in January 2008 as Senior Vice President, General Counsel and Secretary.
Mr. Rushe is President, Team Solutions and has served in that position since January 2016. From October 2012 through December 2015, Mr. Rushe served as President of Qualspec Group LLC (“Qualspec”). Team acquired Qualspec in July 2015. From October 2009 through October, 2012, Mr. Rushe served as the Chief Operating Officer of IESCO, a predecessor company of Qualspec.
Mr. Boane is Executive Vice President, CFO and Treasurer and has served in that position since March 2016. Mr. Boane joined Team in November 2014 as Senior Vice President, CFO and Treasurer. From 2008 to 2013, Mr. Boane served with Cameron International Corporation, as President of the Custom Process Systems division, Vice President-Finance for the Process and Compression Systems Segment and Vice President-Finance of the Compression Systems Division.

COMPENSATION COMMITTEE REPORT
The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules, except for the required disclosure in this Proxy Statement, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates such report by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act.
The Compensation Committee has reviewed and discussed the section of this Proxy Statement entitled “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with our senior management. Based on this review and discussion, the Compensation Committee has recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.
The Board has adopted a written charter for the Compensation Committee, a copy of which is posted on the Company’s website at www.teaminc.com on the “Investors” page under “Corporate Governance.”
Emmett J. Lescroart, Chairman
Michael A. Lucas
Louis A. Waters
Jeffery G. Davis

COMPENSATION DISCUSSION AND ANALYSIS
Overview
Our executive compensation policies are designed to provide aggregate compensation opportunities for our senior executive officers, including the Named Executive Officers (identified below under “Executive Compensation and Other Matters”), that are competitive in the business marketplace and that are based upon Company and individual performance. Our foremost objectives are to:

•	attract, motivate, reward, and retain the broad-based management talent required to achieve our corporate objectives, and

•	align executive pay and benefits with the performance of Team.
2016 Business Highlights and Overall Compensation Decisions
The Compensation Committee believes that the total compensation paid to our senior executive officers, including the Named Executive Officers, for 2016 was reasonable and appropriate. During 2016 we operated in a challenging business environment and undertook major initiatives designed to strengthen the Company for long-term success. Notably, we achieved the following in 2016:

•	achieved 90% of the Company’s performance target for safety performance;

•	successfully launched the initial rollout of the Company’s Enterprise Resource Planning (“ERP”) system;

•	on February 29, 2016, completed the strategic acquisition of Furmanite, a global provider of mechanical specialty services, to create a premier global industrial services company; and

•
achieved the Company’s 2016 targeted key strategic objectives related to the adoption of best practices and the integration Furmanite and Qualspec into the Company following the February 2016 acquisition of Furmanite and the July 2015 acquisition of Qualspec.

Role of the Compensation Committee
The Compensation Committee, composed entirely of independent directors, reviews and approves our executive compensation program for all senior executive officers, including the Named Executive Officers, to ensure that our compensation program is adequate to attract, motivate, and retain well-qualified senior executives and that it is directly and materially related to the short-term and long-term objectives of Team and our shareholders and to Team’s operating performance. The Compensation Committee annually reviews and evaluates our executive compensation program to ensure that the program is aligned with our compensation philosophy. To carry out its role, among other things, the Compensation Committee:

•	reviews the major compensation and benefit practices, policies, and programs with respect to our senior executives;

•	reviews appropriate criteria for establishing performance targets for executive compensation;

•	determines appropriate levels of executive compensation;

•
administers and makes recommendations to the Board with respect to severance and change in control arrangements pertaining to our senior executives (described below under “Senior Management Compensation and Benefit Continuation Policy”);

•	administers and determines equity awards to be granted under our stock incentive plan; and

•	reviews and recommends to the Board any changes to director compensation.
The Compensation Committee is authorized to act on behalf of the Board on all issues pertaining to the compensation of our senior executive officers, including individual components of total compensation, goals and performance criteria for incentive compensation plans, the grant of equity awards, and short and long-term incentive plan design. However, it is the practice of the Compensation Committee to fully review its activities and recommendations with the full Board.

Compensation Philosophy and Process
Our compensation philosophy, as implemented through the Compensation Committee, is to match executive compensation with the performance of Team and the individual by using several compensation components for our senior executives. The Compensation Committee endeavors to support our commitment to generating increases in shareholder value. In addition, the Compensation Committee reviews each senior executive’s ownership interest in Team in compliance with our share ownership guidelines for senior executives (described above under “Corporate Governance—Share Ownership Guidelines; Restrictions on Trading in Company Securities”). Our compensation and related programs are designed to reward and motivate our senior executives for the accomplishment of specific goals established by our Compensation Committee, for demonstrated commitment to our shareholders by increasing shareholder value and to recruit and retain key executives. The components of the compensation program for our senior executives consists of:

•	annual base salaries;

•	annual performance-based incentives paid in cash;

•	long-term time-based restricted stock units and performance-based incentives issued as equity awards in accordance with Team’s stock incentive program; and

•	benefits.
We offer no special executive perquisites. Our senior executive officers participate in the same benefit plans as our other employees. We do not provide supplemental executive retirement plans, deferred compensation programs, special allowances, or special medical or insurance plans. While committed to maintaining a competitive overall executive compensation program, the Compensation Committee prefers this streamlined approach with minimal special executive benefits.
Our overall compensation philosophy is to consider such factors as competitive industry salaries, a subjective assessment of the nature of the positions, and the contribution, experience, level of responsibility and length of service of our senior executive officers in establishing base compensation, and to provide opportunities to exceed the targeted incentive compensation levels through annual performance-based incentives paid in cash and through long-term performance-based incentives. In certain circumstances, we may target base and incentive compensation above or below our peer groups to help attract or retain senior executives, as necessary, or to recognize differences in the business units they manage, their qualifications, responsibilities, role criticality and/or potential. In evaluating senior executive performance for establishing the components of our compensation program, on an annual basis we consider a variety of factors including: the economic environment, Company and business unit operating and financial performance, subjective evaluations of the performance of the senior executive officers, retention, past contributions and future potential. In evaluating the subjective performance, past contributions and future potential of our senior executives, we consider a variety of criteria, including, job knowledge and technical skills, key decision-making abilities, management of the Company and business unit’s risk profile, achievement of strategic goals of the Company and their business unit, advancement in role and responsibility, management of personnel and departments, achievement and contribution to special projects and transactions, communication effectiveness, and planning and organizational ability. We believe these targeted levels are appropriate in order to motivate, reward, and retain our senior executives, each of whom has leadership talents and expertise that make him attractive to other companies.
Additionally, we believe our compensation program is designed to encourage executives not to take unreasonable risks that may harm shareholder value. This is achieved by striking an appropriate balance between short-term and long-term incentives, by placing caps on our incentive award payout opportunities, and by maintaining Company stock ownership requirements.
The Compensation Committee directs the preparation by management of detailed compensation tally sheets for each of our senior executives. The tally sheets serve as an informational tool designed to provide the Committee with details concerning each of the material elements of compensation awarded to our most senior executive officers, to provide an evaluation of internal equity, and to highlight the individual compensation items in relation to the total compensation for each senior executive. The Committee does not directly use the tally sheets as a basis to determine or modify the compensation of any of the senior executive officers, including the Named Executive Officers.
From time to time, the Compensation Committee has retained third party independent consultants and other experts it deems necessary to provide advice as to market levels of compensation, compensation program design and compensation trends. In the fall of 2016, the Compensation Committee engaged Longnecker to provide benchmarking data and recommendations for 2017 executive officer compensation.

Advisory Vote on Executive Compensation
In making executive compensation determinations, the Compensation Committee considered the results of the non-binding, advisory proposal on our executive compensation program set forth in our 2016 Proxy Statement. At our 2016 annual meeting of shareholders, 98% of our shareholders who voted (excluding broker non-votes) approved our executive compensation program by voting for approval of the say-on-pay advisory vote and approximately 88% of the votes cast (including broker non-votes) voted for approval of the say-on-pay advisory vote. Although non-binding, the Compensation Committee will continue to consider the results from this year’s and future advisory shareholder votes regarding our executive compensation program along with the other factors listed in this “Compensation Discussion and Analysis” section.
Benchmarking Tools
In reviewing the appropriate range of overall compensation and the appropriate ranges of the components of compensation, the Compensation Committee also considers, from time to time, the competitiveness of our compensation program against our peer companies, generally when a compensation consultant is utilized, in order to attract and retain highly qualified executives. To facilitate this objective, the Compensation Committee may retain a compensation consultant and consider various compensation surveys and proxy statement compensation information for companies of comparable size and complexity to us and with whom we compete for talent.
Role of the External Compensation Advisor
The Compensation Committee Charter grants to the Compensation Committee the authority to retain, at Company expense, compensation consultants, outside legal counsel and other advisors, and to approve their fees. These advisors report directly to the Compensation Committee.
In the fall of 2016, our Compensation Committee independently engaged Longnecker to review Team’s 2017 executive compensation program following the increase in the size, scope and complexity of the Company’s operations resulting from the 2016 Furmanite and 2015 Qualspec acquisitions. In conducting its executive compensation review, Longnecker examined the existing executive compensation program and pay practices, reviewed Team’s financial performance, and reviewed the competitiveness of the proposed executive compensation program relative to a public company peer group and survey data. The companies utilized by Longnecker for obtaining this competitive data are set forth below under “Peer Analysis”. The Longnecker review compared base salary, target total cash compensation, target annual and long-term incentive opportunities, and target total direct compensation to market medians. Longnecker also utilized several sources of published compensation survey data by matching, to the extent possible, the job titles and responsibilities of our senior executive officers with those in the surveys to provide additional competitive compensation information. Longnecker reported directly to the Compensation Committee, but was authorized by the Compensation Committee to communicate with executive officers to obtain information. In December 2016, Longnecker presented the Compensation Committee with its evaluation of the Company’s proposed compensation packages for its executive officers, and provided its assessment with respect to the proposed value ranges of long-term incentive grants as well as the form of such equity compensation. The Longnecker executive compensation analysis was utilized by the Compensation Committee in its consideration of all aspects of the Company’s 2017 compensation packages for our senior executive officers to establish base salaries, short-term cash incentives and annual and long term equity incentive awards.
Compensation studies assist the Compensation Committee in establishing the overall compensation practices that are consistent with our philosophy and guiding principles on executive compensation described above. Although compensation studies provide important data for establishing our competitive compensation practices and compensation design, the Compensation Committee uses such studies only as a point of reference and not as a determinative factor for structuring and determining the amount of our Named Executive Officers’ compensation. The Compensation Committee also exercises discretion in its use of compensation studies, and the studies do not supplant the significance of individual and Company performance that the Compensation Committee considers when making compensation decisions.

Peer Analysis
As stated in “Role of the External Compensation Advisor” above, to establish 2017 compensation packages for our senior executive officers, in December 2016 our management and the Compensation Committee, with the assistance of Longnecker, developed a new peer group based upon companies that provide services similar to the Company. The peer group of companies is primarily made up of companies that are generally in the range of 50% to 200% of our size with respect to revenues and/or market capitalization. The new compensation peer group consists of the following companies:

Chicago Bridge & Iron Company N.V.
Matrix Service Company
Primoris Services Corporation
Mistras Group, Inc.
Thermon Group Holdings, Inc.
Actuant Corporation
Clean Harbors, Inc.
Aegion Corporation
Jacobs Engineering Group, Inc.
Emcor Group, Inc.
Tetra Tech, Inc.
Quanta Services, Inc.
MasTec, Inc.
Annual Base Salaries
The Compensation Committee considers adjustments to base salary for our senior executives on an annual basis and may do so more frequently upon a change in circumstances. The annual base salaries of our President and CEO are decided solely by the Compensation Committee in executive session without management present. The annual base salaries of other Named Executive Officers are determined by the Compensation Committee with input or recommendations from our President and CEO. None of the Named Executive Officers have employment agreements.
2016 and 2017 Annual Base Salaries
In 2015, Team changed its fiscal year end from May 31 to December 31. In connection with this change, we reported a seven-month transition period in 2015 from June 1 to December 31, 2015 (the “2015 Transition Period” or “2015TP”). The annual base salaries for the Named Executive Officers were established following the Company’s fiscal year ended May 31, 2015 as part of the Compensation Committee’s annual merit review that was made fully effective in August 2015 as follows: Mr. Hawk $275,000, Mr. Owen $575,000, Mr. Victorson $450,000, Mr. Ott $350,000, and Mr. Boane $325,000. Mr. Ott’s base salary was increased to $450,000 on January 7, 2016, as a result of his assumption of increased responsibilities in anticipation of the Furmanite acquisition and in his role in managing the TeamFurmanite business. Mr. Boane’s base salary was increased to $350,000 in July 2016 in recognition of his March 2016 promotion to Executive Vice President. Due to timing of pay increases and other payroll processes, the actual base salaries paid in a fiscal year can vary from those described. Information on the amounts actually earned by the Named Executive Officers in fiscal 2014, 2015, 2015TP and 2016 can be found in the “Summary Compensation Table” below. In setting the base salaries of our Named Executive Officers, the Committee considered the factors discussed in the above section entitled “Compensation Philosophy and Process”, including, Company and business unit performance, overall scope of responsibility, advancement in role and responsibilities, planning and organizational abilities and overall effectiveness.
In March 2017, consistent with the Longnecker executive compensation analysis and as a result of the significant increase in the scope and complexity of their responsibilities following the 2016 Furmanite and the 2015 Qualspec acquisitions, the annual base salaries were increased for each of the Named Executive Officers to the following levels: Mr. Owen $650,000, Mr. Victorson $475,000, Mr. Ott $475,000, and Mr. Boane $400,000.
Annual Performance Based Incentives Paid in Cash
We use annual performance-based incentives paid in cash to focus our senior executives on financial and operational objectives that the Compensation Committee believes are primary drivers of our Common Stock price over time and to reward the achievement of short-term financial and operational performance, the execution of strategic objectives, individual contributions to Team results and to provide timely recognition of performance and accomplishments. The Compensation Committee believes that overall levels of annual performance-based incentives paid in cash should be consistent with the overall strategic, financial and operational performance of Team. The annual performance-based executive incentive compensation plan for senior executives is approved by the Board and our shareholders (the “Executive Bonus Plan”).

Our Executive Bonus Plan is an annual performance-based incentive plan for our senior executives based upon our annual operating plan and budget approved by our Board. The performance goals established by the Compensation Committee under the Executive Bonus Plan for 2016 were based upon financial measures which made up 80% of the goal and operational measures which made up 20% of the goal. The performance goals are set forth below under “2016 Performance-Based Incentives Paid in Cash.” For the Executive Bonus Plan performance measures, the Compensation Committee annually establishes and approves the performance metrics, levels and relevant weighting of each metric based upon their assessment of the probability of achieving the metrics at different thresholds. The Compensation Committee establishes performance metrics for the financial portion of the Executive Bonus Plan based on the level of financial achievement of the Company as measured against our annual budget for diluted earnings per share, adjusted for non-routine items (“Adjusted EPS”) and operating profit for each of (i) TeamFurmanite and (ii) combined TeamQualspec and Quest Integrity business units. For the operational portion of the Executive Bonus Plan, the Compensation Committee establishes performance metrics based upon the level of achievement of the Company as measured against operational targets established by the Compensation Committee. In establishing operational measures, the Compensation Committee may give consideration to a broad range of operational metrics such as: achievement of defined safety performance metrics; achievement of defined operational goals; achievement of strategic aims and targets; achievement and contribution to special projects and transactions; management of the Company’s risk profile; and key decision-making. For each performance metric, the Compensation Committee sets target, threshold and maximum performance levels. A participating senior executive would be eligible to receive 100%, 50% or 150% to 200% of their target annual cash incentive compensation, respectively, based on overall performance at the corresponding performance levels.
Our President and CEO provides the Compensation Committee with performance-based incentive recommendations for each senior executive, other than himself, as well as a proposed total performance-based incentives pool for all of our employees. The Compensation Committee assesses the performance recommendations for all of our senior executives and determines the appropriate performance-based incentive recommendation for each of our senior executives, including the President and CEO, in view of Team’s overall performance, the individual performance of each senior executive, and the resulting size of the overall performance-based incentive pool relative to Team’s earnings.
In addition to the quantitative measures, the Compensation Committee has discretion to approve payouts for performance above or below (as part of, or separately from, the Executive Bonus Plan) any of the performance metrics in order to take into account extraordinary, special or unexpected market, business or individual performance events. In assessing any discretionary amounts to award, the Compensation Committee may give consideration to a broad range of performance and contribution criteria, along with assessments of external benchmarking, overall role and responsibilities and internal equity as more fully described above under “Compensation Philosophy and Process.”
2016 Performance-Based Incentives Paid in Cash
For 2016, our senior executives participated in an annual bonus program based upon the Executive Bonus Plan approved by our shareholders at the 2012 Annual Meeting of Shareholders. For 2016, the performance goals established by the Compensation Committee under the Executive Bonus Plan were based on financial measures accounting for 80% of the goal and operational measures accounting for 20% of the goal. For 2016, the financial measure used for Messrs. Owen and Boane under the Executive Bonus Plan was Adjusted EPS, because during that time, Messrs. Owen and Boane had overall corporate responsibility. The Compensation Committee believes Adjusted EPS is an appropriate measure of the overall performance of the Company that is closely aligned with the interests of our shareholders. Mr. Hawk did not participate in the 2016 Executive Bonus Plan.
For 2016, the financial measure adopted for Messrs. Victorson and Ott was based 50% on Adjusted EPS and 50% on the operating profits achieved by (i) the TeamQualspec business unit and (ii) the combined TeamFurmanite and Quest Integrity business units, respectively. In establishing these performance measures, the Compensation Committee determined that, as the senior managers for the TeamQualspec and the combined TeamFurmanite and Quest Integrity business units, Messrs. Victorson and Ott should have significant portions of their annual cash incentive compensation directly tied to the operating results of the business units they operate and a portion tied to overall Team performance. For 2016, due to the importance of strong safety performance to the Company and to our employees, the Compensation Committee established an operational goal of achievement of a specified safety objective target established by the Compensation Committee based upon the Company’s global total recordable incident rate (“TRIR”). Additional information regarding the threshold, target and maximum performance objectives is reported in footnote 1 under the “Grants of Plan-Based Awards” table.

In 2016, the Compensation Committee established the annual target Adjusted EPS performance objective for the Executive Bonus Plan at $2.15 and the operating profits target for the TeamQualspec business unit at $75.90 million and the operating profits target for the combined TeamFurmanite and Quest Integrity business unit at $43.85 million (collectively the “Operating Profits Target”) and the target safety performance measure as achievement of a global TRIR for the Company of 0.30. The performance targets are subject to equitable adjustments in the Compensation Committee’s discretion to account for events that significantly impact, positively or negatively, Team’s ability to achieve the established target. The Compensation Committee utilizes the Company’s quarterly and annual reports filed with the SEC and earnings releases issued by the Company, to take into account charges for restructuring, extraordinary, unusual or non-routine items and discontinued operations, which may be identified on the face of the income statements or in the footnotes thereto, or in the Management’s Discussion and Analysis section of the Company’s Annual Report. In evaluating achievement of the financial performance for the Executive Bonus Plan for 2016, the Compensation Committee determined that the minimum performance level targets had not been met. The Compensation Committee determined that the operational performance goal of the achievement of the global TRIR safety performance measure was achieved by the Company at 90% of the Target Award.
The actual amounts earned by each of the Named Executive Officers under the Executive Bonus Plan in fiscal 2014, 2015, the 2015 Transition Period and 2016 can be found in the “Summary Compensation Table” below. The Compensation Committee determined that the bonus awards are consistent with our compensation philosophy for the Executive Bonus Plan because they strike an appropriate balance between the incentive for achievement of short-term financial and operational performance with the incentive for the execution of strategic objectives, individual contributions to Company results and to pay annual incentives consistent with the overall performance of Team.
Long-Term Incentive Compensation
Our Compensation Committee believes that long-term incentive awards should strengthen alignment with our shareholders, provide incentives tied to our performance and serve as a retention vehicle. The Compensation Committee designs its long-term incentive award programs to directly align rewards with our shareholder returns and share performance, to create a significant retention mechanism for our key employees, to provide a unifying reward structure across our Company and to support entrepreneurial and long-term strategic perspectives. The Compensation Committee administers, determines and approves all long-term incentive awards, subject to our shareholder-approved stock incentive plans as described below.
The Compensation Committee believes that restricted stock units with time-based vesting are an important retention tool, because the stock retains some value regardless of our stock price, and creates alignment with shareholder interests because the restricted stock value is linked to changes in our stock price. Additionally, the Compensation Committee believes that long-term performance-based stock units (“LTPSUs”) with a performance-based component and a long-term cliff vesting component should be provided to our Named Executive Officers for the purpose of creating strong incentives for our Named Executive Officers to achieve our long-term financial performance targets and strategic initiatives.
We maintain the 2016 Equity Incentive Plan, approved by our shareholders in May 2016, and adhere to the following processes relating to the granting of equity awards thereunder:

•
all equity grants require the approval of the Compensation Committee, with the exception of the delegation of limited authority to our President and CEO to make off-cycle equity awards described below; and

•	we do not grant equity awards retroactively or purposefully schedule equity awards prior to disclosure of favorable information or after the announcement of unfavorable information.
The Compensation Committee has delegated limited authority to the CEO to award time-based restricted stock units (“RSUs”) to employees (other than to officers or members of the Board of Directors of the Company or to persons reasonably expected to be hired or promoted into those roles) that may not exceed $500,000 in grant date value per calendar year. This limited delegation of authority if further limited to RSU grants valued at $75,000 or less per individual in any calendar year.

Our CEO makes recommendations to the Compensation Committee regarding the annual long-term incentive awards for our other executives, as well as other Team employees. The Compensation Committee independently reviews the data, considers the CEO’s proposals, consults with outside experts as needed, and makes its own determinations for the granting of any equity-based awards. In awarding long term incentives, the Compensation Committee considers the level of responsibility, prior experience and achievement of individual performance criteria, as well as peer company comparisons and other factors which are described more fully in the discussion of our “Compensation Philosophy and Process” presented above. In addition, the Compensation Committee also considers past grants of long-term incentive awards, as well as current equity holdings of our executives.
Long-Term Incentive Awards
During 2016, the Compensation Committee continued the long term equity award program for our Named Executive Officers consisting of (i) time-based restricted stock units with annual vesting over four years and (ii) elected not to make any new LTPSU awards. Each of these award types is discussed in more detail below. In November 2016, our Compensation Committee approved and awarded grants of RSUs to our Named Executive Officers. These long-term incentive awards are set forth in the “Grants of Plan-Based Awards” table below.
Although no LTPSU awards were made to our Named Executive Officers in 2016, in general the Compensation Committee plans to make both RSU and LTPSU awards to our Named Executive Officers on an annual basis as part of the Company’s long term equity award program for senior executives. These equity grants are determined by taking into consideration each Named Executive Officer’s position, experience, level of responsibility and length of service, and market data, individual and Company performance, internal equity considerations, retention concerns and expenses related to the grants. In the event of a change of control (as such term is defined in the stock unit agreement, the LTPSU and the 2016 Equity Incentive Plan) of the Company or in the event of a participant’s death, the vesting of any outstanding LTPSUs and RSUs will be accelerated and paid out in Common Stock. Additional information regarding the grant date fair value of the equity awards is reported in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table.
Consistent with the Longnecker executive compensation analysis, on March 15, 2017, the Compensation Committee granted LTPSU awards to our Named Executive Officers, which are described more fully in the discussion of our “2017 Long Term Performance Stock Units” presented below.
It is the Compensation Committee’s intention that equity awards be considered annually, although such awards are not guaranteed. The eligible employee population, exact timing of grants and the specific form of awards may vary from year to year. The Compensation Committee will continue to monitor and consider the types of awards, vesting requirements, eligible employee pool and applicable accounting, tax and regulatory impacts of long-term incentive awards on an annual basis.
Restricted Stock Units
Consistent with the Company’s annual long term incentive program for senior executives, in November 2016, the Compensation Committee awarded RSUs to our Named Executive Officers as set forth in the “Grants of Plan-Based Awards” table under “Executive Compensation and Other Matters” below. Our RSU awards permit each of our Named Executive Officers to receive, upon expiration of the time-based restrictions, shares in an amount equal to a specified number of shares of Common Stock. The restrictions on the awards expire in equal annual installments on the first, second, third and fourth anniversaries of the date of grant, unless earlier terminated in accordance with the 2016 Stock Incentive Plan. All RSU grants were made in the number of shares equal to the approved award dollar value divided by the 20-day volume weighted-average price (“VWAP”) of our Common Stock on the NYSE on the date of grant, rounded up to the nearest whole share.

2015 Long-Term Performance Stock Unit Awards
Under the LTPSU award program adopted by our Compensation Committee, the LTPSU awards granted to our Named Executive Officers in October 2015, as set forth in the “ Grants of Plan-Based Awards ” table below, are subject to a three-year performance period and a concurrent three year service period. No LTPSUs were awarded in 2016. Each LTPSU represents the right to receive, if and to the extent designated performance goals covering the three-fiscal-year performance cycle are satisfied, a “target award” equal to a specified number of shares of our Common Stock following completion of the identified three-year performance cycle. The performance goal is based on results of operations over the three-year performance period with possible payouts ranging from 0% to 300% of the “target awards”. LTPSU awards cliff vest with achievement of the performance goals and completion of the three year service period. Settlement occurs with Common Stock within 20 business days of vesting. All LTPSU grants are made in the number of shares equal to the approved award dollar value divided by the 20 day VWAP of Company stock on the NYSE on the date of grant, rounded up to the nearest whole share. For the 2015 Transition Period LTPSUs, the Compensation Committee chose operating profits and EBIT as the performance goals. In determining the performance goals for each of the LTPSU awards, the Committee has the discretion to make equitable adjustments to account for events that significantly impact, positively or negatively, Team’s ability to achieve the established performance target, such as acquisitions or divestitures and changes to the Company’s financial reporting periods. The Committee may utilize the Company’s quarterly and annual reports filed with the SEC and earnings releases issued by the Company to take into account charges for restructuring, extraordinary, unusual or non-routine items and discontinued operations, or the effect of significant acquisitions, which may be identified in earnings releases, on the face of the income statements or in the footnotes thereto, or in the Management’s Discussion and Analysis section of the Company’s Annual Report.
Executive Chairman’s Previously Awarded Equity Awards
In connection with Mr. Hawk’s transition from Executive Chairman of the Board employed by the Company to a non-employee director and Chairman of the Board, on August 8, 2016, the Board and Compensation Committee approved, and the Company entered into, a non-disclosure, non-competition and non-solicitation agreement (the “non-compete agreement”) with Mr. Hawk. The terms of the non-compete agreement include the acceleration of the vesting of previously awarded RSUs and the suspension of the requirement to be an employee of the Company for vesting purposes under the LTPSUs. Additionally, the non-compete agreement allows for the term of Mr. Hawk’s outstanding stock options to be extended to their original expiration date, regardless of his employment status. Absent the modification, Mr. Hawk would have forfeited all of his unvested awards as a result of no longer being an employee of the Company and that awards would have no value. The accounting value of the modification on August 8, 2016 totaled of $1.1 million and is included in the “Summary Compensation Table” under the “Stock Awards” and “Option Awards” columns for Mr. Hawk. In making the decision to modify the awards, the Board and Committee considered Mr. Hawk’s many years of distinguished service to the Company, his commitments and promises provided in the non-compete agreement and the Committee’s authority under the 2016 Equity Incentive Plan to accelerate awards and make other adjustments that it deems desirable upon a participant’s termination of employment. On April 8, 2017, Mr. Hawk informed the Company that he would not stand for re-election to the Board at the Annual Meeting.
2017 Long-Term Performance Stock Unit Awards
In accordance with the Longnecker executive compensation analysis, our Compensation Committee granted LTPSU awards to our Named Executive Officers on March 15, 2017. The 2017 LTPSUs are subject to a concurrent two-year performance period. Each LTPSU represents the right to receive, if and to the extent designated performance goals covering the two-fiscal-year performance cycle are satisfied, a “target award” equal to a specified number of shares of our Common Stock following completion of the identified two-year performance cycle. The performance goal is separated into three independent performance factors based on (i) relative shareholder total return (“RTSr”) as measured against a designated peer group, (ii) RTSr as measured against a designated index and (iii) performance against an internal adjusted EBIT metric over the two-year performance period with possible payouts ranging from 0% to 200% of the “target awards” for the first two independent performance factors and ranging from 0% to 300% for the third performance factor. LTPSU awards cliff vest with achievement of the performance goals and completion of the two-year service period. Settlement occurs with Common Stock within 20 business days of vesting. All LTPSU grants are made in the number of shares equal to the approved award dollar value divided by the 20-day VWAP of our Common Stock on the NYSE on the date of grant. In determining the performance goals for the LTPSU awards, the Committee has the discretion to make equitable adjustments to account for events that significantly impact, positively or negatively, Team’s ability to achieve the established performance target, such as acquisitions or divestitures. The Committee may utilize the Company’s quarterly and annual reports filed with the SEC and earnings releases issued by the Company to take into account charges for restructuring, extraordinary, unusual or non-routine items and discontinued operations, or the effect of significant acquisitions, which may be identified in earnings releases, on the face of the income statements or in the footnotes thereto, or in the Management’s Discussion and Analysis section of the Company’s Annual Report.

Compensation Practices—Tax Considerations
In establishing total compensation for our senior executive officers, the Compensation Committee considers the accounting treatment and tax treatment of its compensation decisions, including Section 162(m) of the Code, which limits the deductibility of compensation paid to each covered employee. Generally, Section 162(m) of the Code prevents a company from receiving a corporate income tax deduction for annual compensation paid to the chief executive officer and the three other most highly compensated officers of a public corporation in excess of $1 million, unless that compensation is “performance-based.” One of the requirements of performance-based compensation for purposes of Section 162(m) is that the compensation be paid in accordance with a plan that has been approved by a company’s shareholders. To the extent practical, the Compensation Committee intends to preserve deductibility, but may choose to provide compensation that is not deductible if the Compensation Committee determines it is necessary to attract, retain and reward Company executives.
Employment Agreements
None of the Named Executive Officers have employment agreements. Please see “Executive Compensation and Other Matters—Senior Management Compensation and Benefit Continuation Policy” and “—Potential Payments Upon Termination or Change in Control,” for a discussion of severance and change of control benefits in accordance with our policies.
Retirement Plans
Unlike many other companies our size, we do not provide supplemental executive retirement plans or defined benefit pension plans. We offer a defined contribution, or 401(k), plan to all of our employees based in the United States, including the Named Executive Officers, which provides an employer match of 50% of up to 6% of the employee’s contribution.
Perquisites and Personal Benefits
We offer no special executive perquisites to our senior executive officers. We offer medical benefits and life and disability insurance to all of our employees based in the United States, including the Named Executive Officers, on the same basis. Personal benefit and perquisite amounts are not considered annual salary for calculation of bonuses, deferred compensation purposes, or 401(k) contribution purposes.

EXECUTIVE COMPENSATION AND OTHER MATTERS

The table below summarizes the total compensation paid or earned by the Named Executive Officers for the fiscal years ended May 31, 2014, May 31, 2015, the 2015 Transition Period from June 1 to December 31, 2015 and the year ended December 31, 2016. When setting total compensation for each of the Named Executive Officers, the Committee reviews tally sheets which show the executive’s current compensation, including equity and non-equity based compensation.
Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (3)	Stock Awards ($) (4)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($) (7)	All Other Compensation ($) (8)	Total ($)
Philip J. Hawk (1)	2016	$163,077	$—	$1,131,283	(5)	$158,880	(6)	$—	$132,387	$1,585,627
Chairman of the Board, former Executive Chairman and former Chief Executive Officer	TP 2015	$184,039	$—	$388,472		$—		$23,333	$10,755	$606,599
	2015	$459,537	$—	$551,531		$—		$370,000	$16,625	$1,397,693
	2014	$578,000	$—	$625,024		$—		$60,000	$26,581	$1,289,605

Ted W. Owen (2)	2016	$575,000	$—	$397,505		$—		$85,500	$11,282	$1,069,287
President and Chief Executive Officer	TP 2015	$324,712	$—	$728,386		$—		$52,500	$9,168	$1,114,766
	2015	$463,328	$—	$716,898		$—		$370,000	$22,052	$1,572,278
	2014	$352,312	$—	$232,014		$—		$36,000	$19,382	$639,708

Greg L. Boane (2)	2016	$335,577	$—	$227,135		$—		$48,000	$11,985	$622,697
Executive Vice President, Chief Financial Officer and Treasurer	TP 2015	$188,269	$—	$267,075		$—		$21,583	$11,643	$488,570
	2015	$174,644	$—	$275,765		$—		$110,000	$10,443	$570,852
	2014	$—	$—	$—		$—		$—	$—	$—

Arthur F. Victorson	2016	$450,000	$—	$312,320		$—		$61,750	$9,211	$833,281
President, TeamQualspec	TP 2015	$249,615	$—	$437,032		$—		$37,917	$10,818	$735,382
	2015	$367,123	$—	$386,080		$—		$325,000	$17,261	$1,095,464
	2014	$340,090	$—	$232,014		$—		$110,000	$15,311	$697,415

Jeffrey L. Ott (2)	2016	$441,667	$—	$312,320		$—		$61,750	$28,179	$843,916
President, TeamFurmanite and Quest Integrity	TP 2015	$198,846	$—	$339,913		$—		$35,000	$12,619	$586,378
	2015	$294,532	$225,000	$330,944		$—		$75,000	$28,340	$953,816
	2014	$259,637	$90,000	$185,021		$—		$15,000	$20,058	$569,716

(1)
Mr. Hawk served as CEO until December 1, 2014. On December 1, 2014, Mr. Hawk was appointed as our Executive Chairman of the Board. On August 8, 2016, Mr. Hawk transitioned from his role as the Executive Chairman, to the non-employee Chairman. Following his transition to a non-employee director and Chairman of the Board, Mr. Hawk began receiving director fees, which are included in the All Other Compensation column. Mr. Hawk did not participate in the Company’s Executive Bonus Plan in 2016.

(2)
Effective December 1, 2014, Mr. Owen was appointed as President and CEO. Effective July 9, 2014, Mr. Owen was appointed President, CFO & Treasurer. Prior to this appointment, Mr. Owen served as Executive Vice President, CFO & Treasurer. Effective November 3, 2014, Mr. Boane was appointed Senior Vice President, CFO and Treasurer and on March 24, 2016, Mr. Boane was appointed as Executive Vice President, CFO and Treasurer. Effective February, 2016, Mr. Ott was named President of TeamFurmanite and Quest Integrity. Prior to February 2016, Mr. Ott was President-Quest Integrity.

(3)	Represents bonus awarded under the Quest Integrity Bonus Plan. This discretionary bonus award is paid subsequent to year end based on financial results for the fiscal year.

(4)
This column shows the aggregate grant date fair value of LTPSUs (for fiscal 2015 and the 2015 Transition Period) and RSUs granted in the years shown. For Mr. Hawk, the stock award column also represents the dollar amount of performance-based restricted stock units awarded in fiscal 2014. Generally, the aggregate grant date fair value is the amount that Team expects to expense for accounting purposes over the award’s vesting schedule and does not correspond to the actual value, if any, that the Named Executive Officers will realize from the award. In particular, the actual value of LTPSUs received is different from the amount shown because it depends on actual performance and the actual value of the shares at the time of vesting. In accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), the aggregate grant date fair value of the LTPSUs is calculated based on the probable outcome of the performance conditions as of the grant date. For a description of the assumptions made in calculating the grant date fair value of the stock awards in accordance with ASC 718, see Note 11 to the Company’s audited financial statements as filed in our 2016 Annual Report on Form 10-K. See the Grants of Plan-Based Awards Table for additional information on awards granted in 2016.

(5)
Includes $960,913 associated with the modification and acceleration of vesting of Mr. Hawk’s equity awards, as described under “Executive Chairman’s Previously Awarded Equity Awards” in the Compensation Discussion and Analysis above, valued in accordance with ASC 718 and based on the Company’s August 8, 2016 closing stock price of $27.27. In addition, Mr. Hawk received a director stock award valued at $150,000, based on the 20-day VWAP of the Company’s common stock on August 8, 2016, upon his transition to a non-employee director and Chairman of the Board. Under ASC 718, this award was valued at $170,370 based on the closing price of the Company’s common stock on the grant date and accordingly is the amount included in the table above relative to this award.

(6)
Represents the incremental expense associated with the modification of Mr. Hawk’s stock options originally granted on October 15, 2007 to extend their expiration date to October 15, 2017, valued in accordance with ASC 718.

(7)
Represents the bonuses earned for fiscal 2016, 2015TP, 2015 and 2014 under our Executive Bonus Plan and any discretionary awards, based upon our Executive Bonus Plan. The bonuses are paid subsequent to year end based on the final results for the fiscal year. In addition to the amount earned for achievement of the safety performance measure, Mr. Boane was awarded an additional discretionary amount of $10,000 under the Executive Bonus Plan in recognition of his contributions toward the progress made on the integration of Team, Furmanite and Qualspec businesses, the achievement of strategic operating goals and the initiation of the implementation of the ERP. No other Named Executive Officers were awarded a discretionary amount for 2016.

(8)	Represents employer contributions for insurance and the 401(k) plan. For Mr. Hawk, also includes $123,077 of director fees paid following his transition to a non-employee director.

Grants of Plan-Based Awards
The following table sets forth additional information relating to equity and non-equity incentive plan awards granted to the Named Executive Officers during 2016.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh.)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Grant Date (1)		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Philip J. Hawk	8/8/2016	(1)	$—	$—	$—	—	—	—	4,751	—	—	$129,560
	8/8/2016	(1)	$—	$—	$—	—	—	—	8,586	—	—	$234,140
	8/8/2016	(1)	$—	$—	$—	—	—	—	7,833	—	—	$213,606
	8/8/2016	(1)	$—	$—	$—	—	—	—	8,592	—	—	$234,304
	8/8/2016	(1)	$—	$—	$—	1,305	2,611	7,833	—	—	—	$71,202
	8/8/2016	(1)	$—	$—	$—	1,432	2,864	8,592	—	—	—	$78,101
	8/8/2016	(1)	$—	$—	$—	—	—	—	—	120,000	$30.33	$158,880
	11/15/2016		$—	$—	$—	—	—	—	4,586	—	—	$170,370
Ted W. Owen	—		$225,000	$450,000	$900,000	—	—	—	—	—	—	—
	11/15/2016		$—	$—	$—	—	—	—	10,700	—	—	$397,505
Greg L. Boane	—		$100,000	$200,000	$400,000	—	—	—	—	—	—	—
	11/15/2016		$—	$—	$—	—	—	—	6,114	—	—	$227,135
Arthur F. Victorson	—		$162,500	$325,000	$650,000	—	—	—	—	—	—	—
	11/15/2016		$—	$—	$—	—	—	—	8,407	—	—	$312,320
Jeffrey L. Ott	—		$162,500	$325,000	$650,000	—	—	—	—	—	—	—
	11/15/2016		$—	$—	$—	—	—	—	8,407	—	—	$312,320

(1)
As described in “Executive Chairman’s Previously Awarded Equity Awards” in the Compensation Discussion and Analysis above, these rows represent Mr. Hawk’s previously granted equity awards that were modified on August 8, 2016.

(2)
For the Executive Bonus Plan, 80% of the target was based upon financial performance and 20% of the target was based upon safety performance. Mr. Hawk was not eligible for the Executive Bonus Plan in 2016. For Messrs. Owen and Boane, 100% of the financial performance was based upon Adjusted EPS and for Messrs. Victorson and Ott 50% was based upon business unit operating profits and 50% was based upon Adjusted EPS. For the financial performance, achievement of the Adjusted EPS goal in a range of $1.72 to $3.12, the threshold and maximum performance targets, respectively, with a target of $2.15, the operating profits target goal for (i) the TeamQualspec business unit of $75.90 million, (ii) the combined TeamFurmanite and Quest Integrity business unit of $43.85 million and the safety performance target goal of a 0.30 TRIR. At the threshold earnings level, payouts would generally be 50% of target and at the maximum earnings level payouts would generally be 200% of target. The Compensation Committee reviews financial and individual objectives in determining the actual bonus as reported in the “Summary Compensation Table.” Approved maximum represents the maximum in compliance with Section 162(m) of the Code. Threshold represents the minimum level of performance for which payouts are authorized under the quantitative portion of our Executive Bonus Plan, although the minimum payout is zero. For Named Executive Officers, the Compensation Committee may use its discretion to award more or less than the threshold or target award regardless of whether the threshold operating targets or safety performance targets are met. The actual amount of incentive bonus paid to each Named Executive Officer with respect to 2016 performance is reported under the non-equity incentive plan compensation column in the “Summary Compensation Table.”

(3)
No LTPSUs were granted in 2016. The awards shown for Mr. Hawk represents performance-based awards originally granted on November 4, 2014 and October 15, 2015 that were modified on August 8, 2016 to remove the requirement that Mr. Hawk be an employee for vesting purposes under the awards. The vesting of the awards remain contingent upon the outcome of the underlying performance conditions.

(4)
For a description of the assumptions made in calculating the grant date fair value of the stock awards granted during 2016 in accordance with ASC 718, see Note 11 to the Company’s audited financial statements as filed in our 2016 Annual Report on Form 10-K. For the awards listed with a grant date of August 8, 2016, the amounts represent the incremental cost associated with the modification of Mr. Hawk’s equity awards granted in prior years, valued in accordance with ASC 718 based on the Company’s August 8, 2016 closing Common Stock price of $27.27 per share. These amounts reflect our accounting value for these awards and do not correspond to the actual value, if any, that may be received by the Named Executive Officers for these awards.

Outstanding Equity Awards at 2016 Year-End
The following table summarizes the equity awards we have made to our Named Executive Officers which are outstanding as of December 31, 2016.

	OPTION AWARDS				STOCK AWARDS
	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (7)		Market Value of Shares or Units of Stock That Have Not Vested ($) (8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested ($)
Name	Exercisable (#)	Unexercis-able (#)
Philip J. Hawk	30,000	—	$30.33	10/15/2017	—	—		$—	—		$—
	—	—	$—	—	11/4/2014	—		$—	2,611	(3)	$102,482
	—	—	$—	—	10/15/2015	—		$—	2,864	(5)	$112,412
Ted W. Owen	—	—	$—	—	10/15/2013	1,594	(1)	$62,565	—		$—
	—	—	$—	—	11/4/2014	4,242	(2)	$166,499	—		$—
	—	—	$—	—	11/4/2014	—		$—	8,484	(3)	$332,997
	—	—	$—	—	10/15/2015	7,518	(4)	$295,082	—		$—
	—	—	$—	—	10/15/2015	—		$—	11,456	(5)	$449,648
	—	—	$—	—	11/15/2016	10,700	(6)	$419,975	—		$—
Greg L. Boane	—	—	$—	—	11/4/2014	2,285	(2)	$89,686	—		$—
	—	—	$—	—	11/4/2014	—		$—	1,958	(3)	$76,852
	—	—	$—	—	10/15/2015	3,759	(4)	$147,541	—		$—
	—	—	$—	—	10/15/2015	—		$—	2,864	(5)	$112,412
	—	—	$—	—	11/15/2016	6,114	(6)	$239,975	—		$—
Arthur F. Victorson	—	—	$—	—	10/15/2013	1,594	(1)	$62,565	—		$—
	—	—	$—	—	11/4/2014	3,264	(2)	$128,112	—		$—
	—	—	$—	—	11/4/2014	—		$—	2,611	(3)	$102,482
	—	—	$—	—	10/15/2015	5,907	(4)	$231,850	—		$—
	—	—	$—	—	10/15/2015	—		$—	5,012	(5)	$196,721
	—	—	$—	—	11/15/2016	8,407	(6)	$329,975	—		$—
Jeffrey L. Ott	—	—	$—	—	10/15/2013	1,271	(1)	$49,887	—		$—
	—	—	$—	—	11/4/2014	2,611	(2)	$102,482	—		$—
	—	—	$—	—	11/4/2014	—		$—	2,611	(3)	$102,482
	—	—	$—	—	10/15/2015	4,296	(4)	$168,618	—		$—
	—	—	$—	—	10/15/2015	—		$—	4,296	(5)	$168,618
	—	—	$—	—	11/15/2016	8,407	(6)	$329,975	—		$—

(1)	Restricted stock unit award on 10/15/2013 that vests at the rate of 25% per year, beginning 10/14/2014. See “Long-Term Incentive Awards ” for a full description of the awards.

(2)	Restricted stock unit award on 11/4/2014 that vests at the rate of 25% per year, beginning 11/4/2015. See “Long-Term Incentive Awards ” for a full description of the awards.

(3)
LTPSUs awarded on 11/4/2014 at target level, cliff vest with achievement of three-year performance goal and completion of the 3-year identified service period, except that the service period requirement is not applicable to Mr. Hawk as a result of the modification of the award described in “Executive Chairman’s Previously Awarded Equity Awards” in the Compensation Discussion and Analysis above.

(4)	Restricted stock unit award on 10/15/2015 that vests at the rate of 25% per year, beginning 10/15/2016. See “Long-Term Incentive Awards ” for a full description of the awards.

(5)
LTPSUs awarded on 10/15/2015 at target level, cliff vest with achievement of three-year performance goal and completion of the three-year identified service period, except that the service period requirement is not applicable to Mr. Hawk as a result of the modification of the award described in “Executive Chairman’s Previously Awarded Equity Awards” in the Compensation Discussion and Analysis above.

(6)	Restricted stock unit award on 11/15/2016 that vests at the rate of 25% per year, beginning 11/15/2017. See “Long-Term Incentive Awards ” for a full description of the awards.

(7)
Excludes 5,222 restricted stock units granted on 11/4/2014 and 6,444 restricted stock units granted on 10/15/2015 to Mr. Hawk for which the vesting was accelerated on 8/8/2016, but for which the delivery of the underlying shares will remain in accordance with the original vesting schedule of 25% per year. Refer to “Executive Chairman’s Previously Awarded Equity Awards” in the Compensation Discussion and Analysis above.

(8)	Market value of Team Common Stock calculated based on the 12/30/2016 close price of $39.25.

Option Exercises and Stock Vested in 2016
The following table sets forth information, for the Named Executive Officers, on (1) stock options exercised during 2016, including the number of shares acquired on exercise and the value realized and (2) the number of shares acquired upon the vesting of stock awards and the value realized, each before payment of any applicable withholding tax.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Philip J. Hawk	150,000	$1,185,808	22,682	$680,980
Ted W. Owen	24,000	$153,120	7,984	$246,466
Greg L. Boane	—	$—	2,395	$73,934
Arthur F. Victorson	—	$—	6,700	$206,829
Jeffrey L. Ott	—	$—	4,238	$130,827
Equity Compensation Plan Information
The following table sets forth information as of December 31, 2016, with respect to our equity compensation plans previously approved by our shareholders and equity compensation plans not previously approved by our shareholders.

	Equity Compensation Plans
Plan Category	Number of securities to be issued upon exercise of outstanding options and vesting of outstanding stock awards(a) (1)		Weighted-average exercise price of outstanding options and vesting of outstanding stock awards(b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by shareholders	916,203	(2)	$6.77	(3)	1,799,008	(4)
Equity compensation plans not approved by shareholders	N/A		N/A		N/A
Total	916,203		$6.77		1,799,008

(1)
Includes 175,932 of performance-based stock units outstanding at December 31, 2016 at the maximum performance level. The actual number of shares to be issued, if any, is dependent upon the level of performance achieved. Through March 24, 2017, 16,103 options outstanding on December 31, 2016 have been exercised. There were 21,355 stock awards outstanding at December 31, 2016 that vested through March 24, 2017. On March 15, 2017, we granted performance-based stock units that may result in the issuance of up to 277,974 shares, depending on the level of performance achieved.

(2)
Includes (i) 80,542 outstanding stock options and (ii) 16,492 outstanding stock awards assumed in the Merger with Furmanite. For additional information, see Note 11 to the Company’s audited financial statements included in our 2016 Annual Report on Form 10-K.

(3)
The weighted-average exercise price shown above includes RSUs, which have no exercise price. Excluding the impact of RSUs, the outstanding stock options had a weighted-averaged exercise price of $30.63 per share.

(4)
Represents amounts available to grant as of December 31, 2016 under Team’s 2016 Equity Incentive Plan, approved by shareholders in May 2016, which replaced our previous equity compensation plans. On March 15, 2017, we granted performance-based stock units that may result in the issuance of up to 277,974 shares, depending on the level of performance achieved.

Senior Management Compensation and Benefit Continuation Policy
Our Board adopted a Senior Management Compensation and Benefits Continuation Policy (the “Executive Severance Policy”) that recognizes the leadership roles that are critical to our success and provides our executive management with reasonable assurances of continued compensation in the event of a separation from the Company for any reason other than “for cause.” As a non-employee director and Chairman, Mr. Hawk does not participate in the Executive Severance Plan, nor did he participate in the Executive Severance Plan in his prior role as Executive Chairman.
The Executive Severance Policy provides generally that upon (i) involuntary termination by the Company without cause and (ii) employee voluntary termination for good reason, the terminated executive would receive:

•
a continued salary for a stated period (18 months for the CEO and 15 months for Presidents and Executive Vice Presidents), a portion of which may be paid in a single lump sum if necessary to satisfy exception requirements of Section 409A of the Code;

•	a single lump sum payment ($19,000 for the CEO, $15,500 for Presidents and Executive Vice Presidents) to compensate the executives for health and welfare benefits; and

•	access to outplacement assistance paid by the Company for six months.
In exchange for such benefits, the executive must enter into a general release agreement and one-year non-competition agreement with the Company. If the employee breaches the non-competition agreement prior to its expiration, the Company has the right to suspend all subsequent severance payments and to seek restitution for payments already made.
Severance benefits are also triggered when an involuntary termination without cause or voluntary termination for good reason occurs within 90 days before or within 360 days after a change of control. In such event, the terminated executive would generally receive:

•	a supplemental single lump sum salary payment equivalent to 36 months for the CEO, 30 months for Presidents and Executive Vice Presidents, payable on the 91st day following termination;

•
a supplemental single sum compensation payment representing annual bonus opportunities, calculated as the higher of the most recent year’s paid bonus or the average bonus paid for the last three years (three times annual bonus opportunity for the CEO, two and one-half times annual bonus opportunity for Presidents and Executive Vice Presidents), payable on the 91st day following termination;

•
a single lump sum payment ($66,000 for the CEO, $55,000 for Presidents and Executive Vice Presidents) to compensate the executives for health and welfare benefits paid on 91st day following termination; and

•	access to outplacement assistance paid by the Company for six months.
These enhanced severance benefits are generally payable 91 days after termination from employment and are only available where both a change in control and an involuntary separation without cause or a voluntary separation for good reason occur. In exchange for such benefits, the executive must enter into a general release agreement with the Company. For purposes of the Executive Severance Policy, the following definitions apply:
A “change in control” is any “change in control event” referred to in Treasury Regulation Section 1.409A-3(i)(5)(i).
A “voluntary separation for good reason” means the termination of employment by the executive upon the occurrence of any of the following events without the consent of the executive:

•	a material diminution in the base compensation of the executive;

•	a material change in geographic work location for an executive to a location more than 50 miles from the executive’s current work location; or

•
a material diminution in the executive’s authorities, duties or responsibilities, and position within the leadership team; provided, however, that a “voluntary separation for good reason” shall not be considered to occur solely because an executive’s authorities, duties or responsibilities, and position are reallocated to other senior executives based on a good faith determination by the Board that such reallocation is necessary in order for the Company to adequately address material growth and/or expansion of the business.

An “involuntary termination of employment without cause” means a termination from employment that is not the result of:

•	a good faith determination by the Board that the executive knowingly committed material acts involving fraud, dishonesty or violations of criminal or other statutes; or

•	a good faith determination by the Board that the executive knowingly violated the Company’s Code of Ethical Conduct.
The Board administers this policy consistent with Section 409A of the Code and makes the final good faith determination on whether or not an involuntary termination is for cause or without cause; whether or not a voluntary termination is for good reason; and whether or not a change of control event has occurred and is objectively determinable.

Potential Payments Upon Termination or Change of Control
As discussed above under “—Senior Management Compensation and Benefit Continuation Policy,” the Board adopted a policy that recognizes the leadership roles that are critical to our success and provides our executive management with reasonable assurances of compensation in the event of a separation from the Company for any reason other than “for cause.” Based on the terms of the Executive Severance Policy, the amount of compensation payable to each Named Executive Officer in each situation is listed below. The following information assumes the involuntary termination by the Company without cause, the voluntary termination by the employee for good reason or the change of control termination of the Named Executive Officer occurred on December 31, 2016.

Philip J. Hawk: Benefits Payable Upon Termination as of 12/31/16 (3)	Salary	Incentive Bonus (1)	Outstanding Unvested Equity Awards (2)	Healthcare/ Life Insurance/ Long-Term Disability	Total
Involuntary Termination by Company Without Cause/Voluntary Termination by Employee for Good Reason	$—	$—	$—	$—	$—
Change of Control and Involuntary Termination by Company Without Cause or Voluntary Termination by Employee for Good Reason	$—	$—	$214,894	$—	$214,894

Ted W. Owen: Benefits Payable Upon Termination as of 12/31/16	Salary	Incentive Bonus (1)	Outstanding Unvested Equity Awards (2)	Healthcare/ Life Insurance/ Long-Term Disability	Total
Involuntary Termination by Company Without Cause/Voluntary Termination by Employee for Good Reason	$862,500	$—	$—	$19,000	$881,500
Change of Control and Involuntary Termination by Company Without Cause or Voluntary Termination by Employee for Good Reason	$1,725,000	$545,500	$1,726,766	$66,000	$4,063,266

Greg L. Boane: Benefits Payable Upon Termination as of 12/31/16	Salary	Incentive Bonus (1)	Outstanding Unvested Equity Awards (2)	Healthcare/ Life Insurance/ Long-Term Disability	Total
Involuntary Termination by Company Without Cause/Voluntary Termination by Employee for Good Reason	$437,500	$—	$—	$15,500	$453,000
Change of Control and Involuntary Termination by Company Without Cause or Voluntary Termination by Employee for Good Reason	$875,000	$162,499	$666,466	$55,000	$1,758,965

Arthur F. Victorson: Benefits Payable Upon Termination as of 12/31/16	Salary	Incentive Bonus (1)	Outstanding Unvested Equity Awards (2)	Healthcare/ Life Insurance/ Long-Term Disability	Total
Involuntary Termination by Company Without Cause/Voluntary Termination by Employee for Good Reason	$562,500	$—	$—	$15,500	$578,000
Change of Control and Involuntary Termination by Company Without Cause or Voluntary Termination by Employee for Good Reason	$1,125,000	$376,458	$1,051,705	$55,000	$2,608,163

Jeffrey L. Ott: Benefits Payable Upon Termination as of 12/31/16	Salary	Incentive Bonus (1)	Outstanding Unvested Equity Awards (2)	Healthcare/ Life Insurance/ Long-Term Disability	Total
Involuntary Termination by Company Without Cause/Voluntary Termination by Employee for Good Reason	$562,500	$—	$—	$15,500	$578,000
Change of Control and Involuntary Termination by Company Without Cause or Voluntary Termination by Employee for Good Reason	$1,125,000	$351,458	$922,062	$55,000	$2,453,520
_____________________

(1)	The incentive bonuses paid to the senior executives for their 2015 Transition Period performance are considered in this calculation on an annualized basis to determine the three year average bonus.

(2)
All options and restricted stock units vest upon a change in control. This amount represents the net realizable value of the unvested restricted stock units at December 31, 2016. This amount is calculated assuming the restricted stock units vest at the December 30, 2016 close price of $39.25.

(3)	As a non-employee director and Chairman, Mr. Hawk does not participate in the Executive Severance Plan, nor did he participate in the Executive Severance Plan in his prior role as Executive Chairman.

HOLDINGS OF MAJOR SHAREHOLDERS, OFFICERS AND DIRECTORS
The following table sets forth certain information regarding the beneficial ownership of our Common Stock (our only class of voting securities) as of March 24, 2017 of (a) each person known by us to be the beneficial owner of more than 5% of the outstanding Common Stock, (b) each director or nominee for director, (c) the Named Executive Officers and (d) all senior executive officers and directors as a group. The information shown assumes the exercise by each person (or all directors and officers as a group) of the stock options owned by such person that are exercisable within 60 days of March 24, 2017. Unless otherwise indicated, the address of each person named below is the address of the Company at 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percentage of Outstanding Common Stock
Philip J. Hawk	188,990	(2)	*
Ted W. Owen	62,828	(2)	*
Greg L. Boane	5,303	(2)	*
Arthur F. Victorson	20,049	(2)	*
Jeffrey L. Ott	304,577	(2)	1.0%
André C. Bouchard	26,871	(2)	*
Declan G. Rushe	964	(2)	*
Louis A. Waters	152,754	(2)	*
Vincent D. Foster	46,446	(2)	*
Emmett J. Lescroart	50,541	(2)	*
Michael A. Lucas	4,434	(2)	*
Sylvia J. Kerrigan	2,653	(2)	*
Jeffery G. Davis	9,743	(2)	*
Gary G. Yesavage	—	(2)	*
All directors, nominees and executive officers as a group (13 persons)	876,153	(3)	2.9%
Ariel Investments, LLC	1,748,481	(4)	5.9%
Blackrock, Inc.	3,393,720	(5)	11.4%
Edgepoint Investment Group, Inc.	2,190,243	(6)	7.3%
FMR, LLC	2,054,783	(7)	6.9%
Vanguard Group, Inc.	2,390,960	(8)	8.0%
______________
 * Less than 1% of outstanding Common Stock.

(1)
The information as to beneficial ownership of Common Stock has been furnished, respectively, by the persons and entities listed, except as indicated below. Each individual or entity has sole power to vote and dispose of all shares listed opposite his, her or its name except as indicated below.

(2)
Includes shares that may be acquired within 60 days of March 24, 2017 through the exercise of options to purchase shares of our Common Stock and shares held in an employee benefit plan as follows, respectively: Mr. Hawk-30,000 and 0; Mr. Owen-0 and 0; Mr. Boane-0 and 1,485; Mr. Victorson-0 and 4,733; Mr. Ott-0 and 0; Mr. Bouchard-0 and 1,383; Mr. Rushe-0 and 0; Mr. Waters-0 and 0; Mr. Foster-0 and 0; Mr. Lescroart-0 and 0; Mr. Lucas-0 and 0; Ms. Kerrigan-0 and 0; Mr. Davis-0 and 0; and Mr. Yesavage-0 and 0.

(3)	Includes 7,601 shares held in an employee benefit plan and 30,000 shares which may be acquired within 60 days of March 24, 2017 through the exercise of options to purchase shares of our Common Stock.

(4)
As reported on Amendment No. 6 to Schedule 13G filed with the SEC on February 14, 2017 by Ariel Investments, LLC (“Ariel”), 200 E. Randolph Street, Suite 2900, Chicago, IL 60601. According such Schedule 13G, Ariel has sole voting power with respect to 1,502,936 shares and sole dispositive power with respect to 1,748,481 shares.

(5)
As reported on Amendment No. 8 to Schedule 13G filed with the SEC on January 17, 2017 by Blackrock Inc. (“Blackrock”), 55 East 52nd Street, New York, NY 10055. According to such Schedule 13G, Blackrock has sole voting power with respect to 3,330,522 shares and sole dispositive power with respect to 3,393,720 shares.

(6)
As reported on Amendment No. 8 to Schedule 13G filed with the SEC on February 14, 2017 by Edgepoint Investment Group, Inc., the successor corporation to EdgePoint Investment Management Inc. (“Edgepoint”), 150 Bloor Street West, Suite 500, Toronto, Ontario M5S 2X9, Canada. According to such Schedule 13G, Edgepoint has shared voting and shared dispositive power with respect to 2,190,243 shares.

(7)
As reported on Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2017 by FMR LLC (“FMR”), 245 Summer Street, Boston, MA 02210. According to such Schedule 13G, FMR has sole voting power with respect to 604,934 shares and sole dispositive power of 2,054,783 shares.

(8)
As reported on Amendment No. 3 to Schedule 13G filed with the SEC on February 10, 2017 by The Vanguard Group (“Vanguard”), 100 Vanguard Blvd., Malvern, PA 19355. According to such Schedule 13G, Vanguard has sole voting power with respect to 55,974 shares, shared voting power with respect to 3,803 shares, sole dispositive power with respect to 2,332,660 shares and shared dispositive power with respect to 58,300 shares.

We do not know of any arrangement that may at a subsequent date result in a change of control of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent (10%) of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten percent (10%) stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
In 2016, each of the following directors and officers of the Company had one late Form 4 filing: Messrs. Boane, Bouchard, Davis, Hawk, Ott, Owen, Rushe and Victorson. Seven of the late filings were related to the reporting of shares that were withheld for employee tax obligations upon vesting of RSUs and one late filing was related to five transactions to purchase the Company’s Common Stock by a new director over a four-day period. Based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during 2016, we believe that, during 2016, all other filings with the SEC by our senior executive officers and directors subject to the reporting requirements and each beneficial owner of more than ten percent (10%) of our Common Stock complied with requirements for reporting ownership and changes in ownership of Team’s Common Stock in accordance with Section 16(a) of the Exchange Act.
TRANSACTIONS WITH RELATED PERSONS
The Board reviews all relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. As matters come up, we rely on our corporate legal counsel to obtain information from our directors and executive officers with respect to related person transactions and for then determining, based upon the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in our Proxy Statement.
The Company maintains policies and procedures for the review, approval or ratification of certain transactions between directors or members of their immediate families and the Company. Our policy, contained in our Code of Ethical Conduct and the Charter of the Corporate Governance and Nominating Committee, requires that any transaction in which a director or executive officer (or an immediate family member) has an interest that is in conflict or potential conflict with the interests of the Company shall be prohibited, unless unanimously approved by the Corporate Governance and Nominating Committee and the full Board.

AUDIT COMMITTEE REPORT
The Audit Committee consists of the three members of our Board identified below. Each Audit Committee member is independent, as defined by the applicable listing requirements of the NYSE. The duties and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board.
The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2016 with senior management and has discussed with KPMG LLP (“KPMG”), the independent auditors for Team, the matters required to be discussed with the committee under standards of the Public Company Accounting Oversight Board (United States), including Auditing Standard No. 1301, “Communications with Audit Committees.”
The Audit Committee has also received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed KPMG’s independence from Team and its management with KPMG.
The Board has adopted a written charter for the Audit Committee, a copy of which is posted on our website at www.teaminc.com on the “Investors” page under “Governance.”
The Audit Committee has discussed with our internal auditors and KPMG the overall scope and plans for their respective audits. The Audit Committee meets regularly with the internal auditors and KPMG, with and without representatives of management, to discuss the results of their examinations, the evaluations of Team’s internal controls and the overall quality of Team’s accounting principles.
In performing all of these functions, the Audit Committee acts in an oversight capacity and necessarily relies on the work and assurances of Team’s management and KPMG which, in its report, expresses an opinion on whether or not Team’s annual financial statements conform, in all material respects, with accounting principles generally accepted in the United States and on the effectiveness of Team’s internal control over financial reporting. In reliance on the opinions and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC.
Audit Committee
Vincent D. Foster, Chairman
Michael A. Lucas
Sylvia J. Kerrigan

INFORMATION ON INDEPENDENT PUBLIC ACCOUNTANTS
A representative of KPMG is expected to attend the Annual Meeting with the opportunity to make a statement if such representative desires to do so and to respond to appropriate questions presented at the meeting.
Principal Accountant Fees and Services
The following table sets forth the fees billed by KPMG for the year ended December 31, 2016, the 2015 Transition Period and the fiscal year ended May 31, 2015.

	2016	2015 Transition Period	FY 2015
Audit Fees	$2,365,000	$1,525,000	$1,104,800
Audit-Related Fees	—	—	—
Tax Fees	125,000	—	—
All Other Fees	—	—	—
Total	$2,490,000	$1,525,000	$1,104,800
The Audit Committee’s charter provides for review and pre-approval by the Audit Committee of all audit services, permissible non-audit services and related fees conducted by our independent auditor. The Audit Committee meets annually to approve audit and tax fees for the ensuing year. The Audit Committee has authorized the Chairman of the Audit Committee to engage KPMG on non-audit matters not exceeding $100,000; provided that KPMG is more efficient or uniquely qualified to perform the work for which it is engaged and that such engagement is reported to the full Audit Committee in a timely manner. All of the fees and services described above under “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” were approved by the Audit Committee and the Audit Committee concluded that the provision of such services by KPMG did not impact KPMG’s independence in the conduct of their auditing functions.
Under its charter, the Audit Committee has the duty and responsibility for ensuring the rotation of audit partners as required by law as well as periodically evaluating whether to rotate our independent auditors.
ANNUAL REPORT ON FORM 10-K
The Company will send, without charge, a copy of its Annual Report on Form 10-K for the year ended December 31, 2016, including the consolidated financial statements, as filed with the SEC, to any person whose proxy is being solicited, upon written request to Team, Inc., Attention: André C. Bouchard, Corporate Secretary, 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478.
DELIVERY OF PROXY MATERIALS TO SHAREHOLDERS SHARING AN ADDRESS
To reduce the expenses of delivering duplicate proxy materials, we may take advantage of the SEC’s “householding” rules that permit us to deliver only one set of proxy materials to shareholders who share an address, unless otherwise requested. If you share an address with another shareholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by contacting us at Team, Inc., Attention: André C. Bouchard, Corporate Secretary, 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478 or (281) 331-6154. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling or writing to us at the phone number and address given above.

SHAREHOLDER PROPOSALS FOR NEXT YEAR’S ANNUAL MEETING
Bylaw Provisions—Our Bylaws require that a shareholder’s proposal, to be considered timely noticed, must be received by the Corporate Secretary at the principal executive offices of the Company not less than 90 days nor more than 120 days before the one-year anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting. As a result, proposals submitted for our 2018 Annual Meeting in accordance with the provisions of our Bylaws must be received no earlier than December 13, 2017, and no later than the close of business on January 12, 2018, and must otherwise comply with the requirements of our Bylaws.
As set forth in our Bylaws, such shareholder’s notice shall set forth: (A) as to each person whom the shareholder proposes to nominate for election as a Director, (1) all information as may be required by the Company pursuant to any policy of the Company governing the selection of Directors; and (2) such person’s written consent to being named as a nominee and to serving as a Director if elected; and (3) information as to any material relationships, including financial transactions and compensation, between the shareholder and the proposed nominee(s); and (B) as to any business the shareholder proposes to bring before the meeting, (1) a brief description of such business; (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment); (3) the reasons for conducting such business at the meeting; and (4) any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal or nomination is made; and (C) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal or nomination is made, (1) the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner; (2) the class and number of shares of the Company that are owned beneficially and held of record by such shareholder and such beneficial owner; (3) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination; and (4) a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding shares of capital stock required to approve or adopt the proposal or elect the nominee; and/or (y) otherwise to solicit proxies from shareholders in support of such proposal or nomination; and (5) a disclosure of all ownership interests, including derivatives, hedged positions and other economic and voting interests.
Inclusion in Next Year’s Proxy Statement—A shareholder who wishes to present a proposal for inclusion in next year’s proxy statement pursuant to Rule 14a-8 under the Exchange Act must deliver the proposal to our principal executive offices no later than the close of business on December 13, 2017. Submissions should comply with the requirements of Rule 14a-8. Submissions of shareholder proposals received after that date will be considered untimely for inclusion in the Proxy Statement and form of proxy for our 2018 Annual Meeting. Shareholder proposals submitted other than in accordance with Rule 14a-8 are considered untimely, and management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the 2018 Annual Meeting, without any discussion in the Proxy Statement.
All notices of proposals, whether or not to be included in our proxy materials, should be sent to our principal executive offices at Team, Inc., Attention: André C. Bouchard, Corporate Secretary, 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478.
WHERE YOU CAN FIND MORE INFORMATION
You may read and copy any reports, statements or other information that we file with the SEC directly from the SEC. You may either:

•	Read and copy any materials we have filed with the SEC at the SEC’s Public Reference Room maintained at 100 F Street, N.E., Washington, D.C. 20549; or

•	Visit the SEC’s website at www.sec.gov, which contains reports, proxy and information statements, and other information regarding us and other issuers that file electronically with the SEC.
You should rely only on the information contained (or incorporated by reference) in this Proxy Statement. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated April 12, 2017. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this Proxy Statement).
Our Annual Report to shareholders is being mailed together with this Proxy Statement and is available on our website at www.teaminc.com/proxy2017, under the “Investors” page in accordance with the SEC’s “notice and access” regulations. The Annual Report does not constitute any part of the proxy solicitation material.

OTHER BUSINESS
Management does not intend to bring any business before the Annual Meeting other than the matters referred to in the accompanying notice and at this date has not been informed of any matters that may be presented at the Annual Meeting by others. If, however, any other matters properly come before the Annual Meeting, it is intended that the persons named in the accompanying proxy will vote, pursuant to the proxy, in accordance with their best judgment on such matters.
André C. Bouchard
Executive Vice President, Administration, Chief Legal Officer & Secretary
April 12, 2017

Appendix A

TEAM, INC.
EXECUTIVE INCENTIVE COMPENSATION PLAN
1.    The Plan. The Team, Inc. Executive Incentive Compensation Plan (the “Plan”) is intended to satisfy the applicable provision of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The purpose of the Plan is to provide selected executives of Team, Inc. or any affiliate thereof (the “Company”) with cash awards (the “Awards”) based upon pre-established, objective performance goals (the “Performance Goals”), thereby promoting the alignment of the participating employees’ interests with the interests of the Company and its shareholders, and focusing the participating employees’ efforts toward enhancing the efficiency, profitability, growth and value of the Company. Amounts paid under this Plan are intended to be considered “qualified performance-based compensation” for purposes of Section 162(m) of the Code and Treasury Regulations Section 1.162-27 and thus not subject to the annual compensation deduction limit under Section 162(m) of the Code.
2.    Plan Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”), which shall be comprised solely of two or more outside directors meeting the requirements of Section 162(m)(4)(C) of the Code or any successor provision thereto, and the regulations thereunder, for performance-based compensation. The Committee shall have the power, in its discretion, to take such actions as may be necessary to carry out the provisions of the Plan and the authority to control and manage the operation and administration of the Plan. In order to effectuate the purposes of the Plan, the Committee shall have the discretionary power and authority to construe and interpret the Plan, to supply any omissions therein, to reconcile and correct any errors or inconsistencies, to decide any questions in the administration and application of the Plan, and to make equitable adjustments for any mistakes or errors made in the administration of the Plan. All such actions or determinations made by the Committee, and the application of rules and regulations to a particular case or issue by the Committee, in good faith, shall not be subject to review by anyone, but shall be final, binding and conclusive on all persons ever interested hereunder.
In construing the Plan and in exercising its power under provisions requiring the Committee’s approval, the Committee shall attempt to ascertain the purpose of the provisions in question, and when the purpose is known or reasonably ascertainable, the purpose shall be given effect to the extent feasible as determined by the Committee. Likewise, the Committee is authorized to determine all questions with respect to the individual rights of all Participants under the Plan, including, but not limited to, all issues with respect to eligibility. The Committee shall have all powers necessary or appropriate to accomplish its duties under the Plan including, but not limited to, the power and duty to:
(a)    designate the executives and other key employees who are eligible to participate in the Plan as Participants (defined below);
(b)    maintain records of all Plan transactions and other data in the manner necessary for proper administration of the Plan;
(c)    adopt rules of procedure and regulations necessary for the proper and efficient administration of the Plan, provided the rules and regulations are not inconsistent with the terms of the Plan as set out herein;
(d)    enforce the terms of the Plan and the rules and regulations it adopts;
(e)    review claims and render decisions on claims for benefits under the Plan;
(f)    furnish the Company or the Participants, upon request, with information that the Company or the Participants may require for tax or other purposes;
(g)    employ agents, attorneys, accountants or other persons (who also may be employed by or represent the Company) for such purposes as the Committee deems necessary or desirable in connection with its duties hereunder; and
(h)    perform any other acts necessary or appropriate for the proper management and administration of the Plan.
3.    The Committee may delegate to one or more members of the Committee (the “subcommittee”) any of its administrative duties under the Plan pursuant to such conditions or limitations as the Committee may establish from time to time by directive or practice; provided, however, the Committee cannot delegate to the subcommittee the power, authority or duty to (i) grant Awards under the Plan or (ii) to take any action which would contravene the requirements of Section 162(m) of the Code or the Sarbanes-Oxley Act of 2002.
4.    Eligibility. The Committee shall select, in its sole and absolute discretion, those executives and other key employees of the Company with significant operating and/or financial responsibility, which shall include those individuals who are likely to be “covered employees” (within the meaning of Section 162(m) of the Code), for the relevant fiscal year, to participate in the Plan (each executive or other key employee so selected shall be a “Participant” and collectively, the “Participants”). Participation in the Plan in any one fiscal year does not guarantee that an executive will be selected to participate in the Plan in any following fiscal year.

5.    Establishment of Performance Goals. In respect of each fiscal year and in any event no later than ninety (90) days after the commencement of the fiscal year, the Committee shall establish Performance Goals for each Participant; provided that the outcome must be substantially uncertain at the time that the Committee establishes such goals. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of a particular criteria or attaining a percentage increase or decrease in a particular criteria, and may be applied relative to internal goals or levels attained in prior years or related to other companies or indices or as ratios expressing relationship between Performance Goals, or any combination thereof, as determined by the Committee.
The Performance Goals may include a threshold level of performance below which no vesting will occur, levels of performance at which specified vesting will occur, and a maximum level of performance at which full vesting will occur.
The Committee may in its discretion classify Participants into as many groups as it determines, and as to any Participant relate his/her Performance Goals partially, or entirely, to the measured performance, either absolutely or relatively, of an identified subsidiary, division, operating company, test strategy, or new venture of the Company and/or its Affiliates.
Notwithstanding any other provision of the Plan, payment or vesting of any Award shall not be made until the applicable Performance Goals have been satisfied and any other material terms of such Award were in fact satisfied. The Committee shall certify in writing the attainment of each Performance Goal. Notwithstanding any provision of the Plan to the contrary, with respect to any Performance Award, (i) the Committee may not adjust, downwards or upwards, any amount payable, or other benefits granted, issued, retained, and/or vested pursuant to such an Award on account of satisfaction of the applicable Performance Goals, and (ii) the Committee may not waive the achievement of the applicable Performance Goals, except in the case of the Participant’s death or disability, or a Change of Control.
(a)    Types of Performance. The performance goals selected by the Committee shall be based on one or more performance measures that apply to the Company as a whole (“Corporate Performance”), the Participant’s business unit/function performance (“Business Unit/Function Performance”), the Participant alone (“Individual Performance”), or any combination of one or more of Corporate Performance, Business Unit/Function Performance or Individual Performance.
(b) Performance Measures. The Committee will establish the “Performance Measures” that apply to Corporate Performance, Business Unit/Function Performance and Individual Performance. The Performance Measures that will be used to establish Performance Goals are limited to the following:
(i)    revenue and income measures (which include revenue, return or revenue growth, gross margin, income from operations, net income, net sales, earnings per share, earnings before interest, taxes, depreciation and amortization (“EBIDTA”), earnings before interest and taxes (“EBIT”), achievement of profit, economic value added (“EVA”), and price per share of Common Stock);
(ii) expense measures (which include costs of goods sold, selling, loss or expense ratio, general and administrative expenses and overhead costs);
(iii) operating measures (which include productivity, operating income, operating earnings, cash flow, funds from operations, cash from operations, after-tax operating income, market share, expenses, margins, operating efficiency);
(iv) cash flow measures (which include net cash flow from operating activities and net cash flow before financing activities) and sales measures (which include customer satisfaction, sales of services, and sales production);
(v) liquidity measures (which include earnings before or after the effect of certain items such as interest, taxes, depreciation and amortization, and free cash flow);
(vi) leverage measures (which include debt reduction, debt-to-equity ratio and net debt);
(vii) market measures (which include market share, stock price, growth measure, total stockholder return and market capitalization measures);
(viii) return measures (which include book value, book value per share, return on capital, return on net assets, return on stockholders’ equity; return on assets; stockholder returns, and which may be risk-adjusted);
(ix) corporate value and sustainability measures which may be objectively determined (which include compliance, safety, environmental and personnel matters); and
(x) other measures such as those relating to acquisitions or dispositions (which include proceeds from dispositions).
Depending on the Performance Measures used to establish the Performance Goals, such Performance Goals may be (i) expressed in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies; (ii) be absolute or based on change in the performance measure over a specified period of time and such change may be measured based on an arithmetic change over a specified period (e.g., cumulative change or average change), or percentage change over a specified period (e.g., cumulative percentage change, average percentage change or compounded percentage change), (iii) be based on GAAP or non-GAAP calculations; or (iv) any combination of the foregoing. The Committee shall establish the Performance Goals for each fiscal year prior to, or as soon as practicable after, the commencement of such fiscal year but in no event later than ninety (90) days after the start of the applicable fiscal year. The Committee, in its discretion, may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of Performance Goals for such fiscal year in order to prevent the dilution or enlargement of the rights of Participants (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, acquisition, divestiture, transaction, event, or similar development, or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.
The Performance Goals shall have a minimum performance standard below which no payments will be made. These performance goals may be based on an analysis of historical performance and growth expectations for the business, financial results or other comparable businesses and progress towards achieving the long-range strategic plan of the Company.
6.    Size of Awards. Each fiscal year, the Committee shall establish a target award for each Participant in the Plan. Participants may earn their target incentive compensation if and to the extent the Performance Goals established by the Committee, as described above, are met. Each target award shall designate either (i) a fixed payment level to be paid if the Performance Goals are achieved, or (ii) a range of payments to be made based on the extent to which the Performance Goals are achieved or exceeded. The actual payout under an Award which is paid based on a range of payments shall be determined based on either a straight-line or pre-established interpolation based on these minimum and maximum levels and the performance goals. The maximum dollar amount to be paid with respect to an Award for any fiscal year under the Plan to any Participant may not exceed five million dollars ($5,000,000).
7.    Determination and Payment of Awards. After the end of each fiscal year, the Committee shall certify in writing and prior to payment the extent to which the Performance Goals applicable to each Participant for the fiscal year were achieved or exceeded. The amount paid with respect to each Participant shall be determined by applying the target award formula set forth in accordance with paragraph 5 above. Each Award shall be paid as soon as administratively practicable after the end of the fiscal year but in no event later than two and one-half (2-1/2) months following the end of such fiscal year. If a Change of Control of the Company occurs, or a Participant dies or terminates employment due to disability during the fiscal year, the Committee in its sole discretion may determine whether the Participant or his or her estate or personal representative shall receive all or a prorated portion of the award.
8.    Exercise of Negative Discretion by the Committee. Although the terms of the objective formula or standard shall preclude discretion by the Committee to increase the target or earned award that would otherwise be due upon attainment of a Performance Goal, notwithstanding any provision of this Plan or any award agreement, the Committee may at any time prior to the date payment is made pursuant to Section 7 above exercise its discretion to reduce or eliminate the payment of any Participant’s Award for any fiscal year.
9.    Additional Provisions.
(a)    Term. The Plan, as amended and restated, shall be effective as of January 1, 2018, contingent upon its approval by the Company’s shareholders in a manner consistent with the shareholder approval requirements of Section 162(m) of the Code.
(b)    Amendments. The Board of Directors of the Company or the Committee may amend or terminate the Plan in whole or in part at any time; provided, however, that no such action shall adversely affect any Award earned and payable under the Plan as of the date of such amendment or termination.
(c)    Non-Assignability. A Participant cannot alienate, assign, pledge, encumber, transfer, sell or otherwise dispose of any rights or benefits under the Plan prior to the actual receipt thereof; and any attempt to alienate, assign, pledge, sell, transfer or assign prior to such receipt, or any levy, attachment, execution or similar process upon any such rights or benefits, shall be null and void.
(d)    No Right to Continue in Employment. Nothing in the Plan confers upon any Participant the right to continue in the employ of the Company or any of its affiliates, or interferes with or restricts in any way the right of the Company to discharge any Participant at any time (subject to any contract rights of such Participant).
(e)    Withholding. The Company shall have the right to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment made hereunder.
(f)    No Plan Funding. The Plan shall at all times be entirely unfunded and no provision shall be made with respect to segregating any assets of the Company for payment of any amounts due hereunder. No Participant, beneficiary, or other person or entity shall have any interest in any particular assets of the Company by reason of the right to receive any compensation under the Plan until such payment is actually received by such person. Participants and their beneficiaries shall have only the rights of general unsecured creditors of the Company.

(g)    Governing Law. The Plan shall be construed in accordance with the laws of the State of Delaware without regard to its conflicts of law provisions.
(h)    Construction of Plan. The captions used in the Plan are for convenience of reference only and shall not be construed in interpreting the Plan. Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall also include the plural, and conversely.
(i)    Compliance with Section 409A. The Plan is intended to be excluded from coverage under Section 409A of the Code, as amended, pursuant to the “short-term deferral exception” under Treasury Regulation Section 1.409A-1(b)(4). However, to the extent that any payment under the Plan is determined by the Committee to be nonqualified deferred compensation subject to Section 409A of the Code, the Company may amend the Plan to the extent necessary to comply with Section 409A of the Code.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 18, 2017.

Vote by Internet • Go to www.investorvote.com/TISI • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A								Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3 AND 5 AND “1 YEAR” FOR PROPOSAL 4:

1. to elect three Class I Directors to hold office until the 2020 annual meeting of shareholders or until their successors are duly elected and qualified.
	For	Withhold					For	Withhold	For	Withhold
01 - Louis A. Waters	☐	☐		02 - Jeffery G. Davis			☐	☐ 03 - Gary G. Yesavage	☐	☐

				For	Against	Abstain			For	Against	Abstain
2. to ratify the appointment of KPMG LLP, as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2017.				☐	☐	☐		3. to approve, by non-binding vote, the compensation of the Company’s named executive officers.	☐	☐	☐

			1 Year	2 Years	3 Years	Abstain			For	Against	Abstain
4. to recommend, by non-binding vote, the frequency of holding shareholder advisory votes on the compensation of the Company’s named executive officers.			☐	☐	☐	☐		5. to approve the Team, Inc. Executive Incentive Compensation Plan.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Mark here if you no longer wish to receive paper annual meeting materials and instead view them online.		Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.
			☐		☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IMPORTANT ANNUAL MEETING INFORMATION
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MAY 18, 2017 ANNUAL MEETING OF SHAREHOLDERS. THE COMPANY’S PROXY STATEMENT AND FORM 10-K ARE AVAILABLE AT:
www.teaminc.com/proxy2017, under the “Investors” page

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

REVOCABLE PROXY — TEAM, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS - MAY 18, 2017
The undersigned hereby appoints ANDRÉ C. BOUCHARD and JAY E. KILBORN with full power of substitution and ratification, attorney and proxy of the undersigned to vote all shares of Team, Inc. which the undersigned is entitled to vote at the annual meeting of shareholders to be held at Team’s offices at 13131 Dairy Ashford, Sugar Land, Texas 77478, at 3:00 p.m. (local time) on Thursday, May 18, 2017, and at any adjournment(s) or postponement(s) thereof.
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE